As filed with the Securities and Exchange Commission on October 30, 1996
                          Registration No. 333-12867

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                AMENDMENT NO. 2
                                      to
                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 OXiGENE, INC.
-------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

                                   Delaware
-------------------------------------------------------------------------------
        (State or other jurisdiction of incorporation or organization)

                                  13-3679168
-------------------------------------------------------------------------------
                     (I.R.S. Employer Identification No.)

           110 East 59th Street, New York, NY 10022, (212) 421-0001
-------------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

M. Andica Kunst, Esq., 110 East 59th Street, New York, NY 10022, (212) 421-0001
-------------------------------------------------------------------------------
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:

 GERALD A. EPPNER, ESQ.      DENNIS N. BERMAN, ESQ.      PETER BAARNHIELM, ADV.
   BATTLE FOWLER LLP           SONNENSCHEIN NATH &         DANOWSKY & PARTNERS
   Park Avenue Tower                ROSENTHAL                  ADVOKATBYRA
  75 East 55th Street      1221 Avenue of the Americas      Hovslagargatan 5
New York, New York 10022    New York, New York 10020       S-103 22 Stockholm
     (212) 856-7000              (212) 768-6700                Sweden
                                                           46-8 614 6400


             Approximate date of commencement of proposed sale to
           the public: From time to time after the effective date of
                         this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
/ /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                                 OXiGENE, INC.
                           -------------------------
                             CROSS REFERENCE SHEET
                   Pursuant to Item 501(b) of Regulation S-K
          Between Items Required in Part I of Registration Statement
                   (Form S-3) and Information in Prospectus


Item
No.         Form S-3 Caption                                         Prospectus Page or Caption
-----       -----------------                                        --------------------------

1.      Forepart of Registration Statement and Outside Front
          Cover Page of Prospectus.......................        Facing Page of Registration Statement; Outside
                                                                   Front Cover Page of Prospectus

2.      Inside Front and Outside Back Cover Pages of
          Prospectus.....................................        Inside Front and Outside Back Cover Pages of
                                                                   Prospectus

3.      Summary Information, Risk Factors and Ratio of
          Earnings to Fixed Charges......................        The Company; Prospectus Summary; Risk
                                                                   Factors; Management's Discussion and
                                                                   Analysis of Financial Condition and Results of
                                                                   Operations; Selected Financial Data

4.      Use of Proceeds......................................    Use of Proceeds


5.      Determination of Offering Price......................    Underwriting


6.      Dilution.............................................    Dilution


7.      Selling Security Holders.............................    N/A


8.      Plan of Distribution.................................    Outside Front Cover Page of Prospectus;
                                                                   Underwriting


9.      Description of Securities to be Registered...........    Description of Securities


10.     Interests of Named Experts and Counsel...............    Legal Matters; Experts


11.     Material Changes.....................................    N/A

12.     Incorporation of Certain Information by Reference....    Incorporation by Reference

13.     Disclosure of Commission Position on
          Indemnification for Securities Act Liabilities.        N/A

        Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state.

PROSPECTUS (Subject to Completion)
Dated October 30, 1996
                               1,000,000 Shares
                                 Common Stock
                               ($.01 par value)


                                 OXiGENE, INC.

        Of the 1,000,000 shares of Common Stock ("Shares") of OXiGENE, Inc. ("Company") offered by the Company hereby, 800,000 Shares are being offered in Sweden and other countries outside the United States (the "International Offering") and 200,000 Shares are being offered in the United States (the "U.S. Offering" and together with the International Offering, the "Offering"). The number of Shares offered in the International and the U.S. Offerings shown above are indicative amounts only. The number of Shares actually sold in each Offering may be more or less than such amounts.

        The Company's Common Stock is traded on the Nasdaq SmallCap Market under the symbol "OXGN." On October 18, 1996, the closing price of the Common Stock on that market was $25.75 per share. See "Market Data." The Company expects that the Common Stock will be listed for trading on the Nasdaq National Market and on the Stockholm Stock Exchange immediately following the closing of this Offering.

             -----------------------------------------------------


See "Risk Factors" Commencing on Page 9 For A Discussion of Certain Factors That Should Be Considered By Prospective Investors.

             -----------------------------------------------------


 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                    OF THIS PROSPECTUS. ANY REPRESENTATION
                         TO THE CONTRARY IS A CRIMINAL
                                   OFFENSE.
             -----------------------------------------------------


===========================================================================
                               Underwriting Discounts
                  Price to     and                        Proceeds to the
                  Public       Commissions(1)             Company(2)
--------------------------------------------------------------------------
Per Share           $                $                      $
--------------------------------------------------------------------------
Total(3)            $                $                      $
==========================================================================

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting offering expenses estimated to be $450,000, payable by the Company.

(3) The Company has granted to the Underwriters a 30-day option to purchase up to 150,000 additional shares of Common Stock solely to cover over-allotments, if any, on the same terms and conditions as the Shares offered hereby. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to the Company will be $___________, $___________ and $______________, respectively. See "Underwriting."

             -----------------------------------------------------


        The Shares are offered by the several Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Shares will be ready for delivery in book-entry form on or about , 1996.

D. CARNEGIE AB
                             NORDBERG CAPITAL INC.

                             AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the U.S. Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the United States Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the SEC: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, 14th Floor, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Company, and the address is (http://www.sec.gov).

        The Company has filed with the SEC a registration statement on Form S-3 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933 (the "Securities Act"), with respect to the Shares being offered pursuant to this Prospectus. This Prospectus is part of the Registration Statement and does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. Such additional information may be obtained from the SEC's principal office in Washington, D.C. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed or incorporated by reference as an exhibit to the Registration Statement or incorporated by reference therein, each such statement being qualified in all respects by such reference.


                          INCORPORATION BY REFERENCE

        This Prospectus incorporates by reference certain documents that are not presented herein or delivered herewith. These documents are available upon request from M. Andica Kunst, Esq., Vice President and Corporate Secretary, OXiGENE, Inc., 110 East 59th Street, New York, New York 10022, telephone (212) 421-0001, fax (212) 421-0475.

        The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the documents referred to below which have been or may be incorporated herein by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated herein by reference. Requests for such documents should be directed to the person indicated in the immediately preceding paragraph.

        The following documents, which have been filed with the SEC pursuant to the Exchange Act, are hereby incorporated by reference herein:

   (a) OXiGENE's Annual Report on Form 10-K, as amended, for the year ended December 31, 1995;

   (b) OXiGENE's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;

                                      -2-
400608.12

   (c) OXiGENE's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996; and

   (d) The description of the Common Stock contained in OXiGENE's Registration Statement under the Exchange Act on Form 8-A, as declared effective August 25, 1993.

        All documents filed by OXiGENE pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. All information appearing in this Prospectus or in any document incorporated herein by reference is not necessarily complete and is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated by reference herein and should be read together with such information and documents.

        Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

             ------------------------------------------------------

        Information set forth on the cover page and under the captions "Use of Proceeds" and "Underwriting" are set forth in U.S. dollars, based on the exchange rate of $1.00 to Swedish Kronor ("SEK") .1502 as published by The Wall Street Journal on Friday, October 18, 1996.

            ------------------------------------------------------

        EXCEPT FOR HISTORICAL INFORMATION CONTAINED HEREIN, THIS REGISTRATION STATEMENT CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE U.S. PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES THAT MAY CAUSE THE COMPANY'S ACTUAL RESULTS OR OUTCOMES TO BE MATERIALLY DIFFERENT FROM THOSE ANTICIPATED AND DISCUSSED HEREIN. FURTHER, THE COMPANY OPERATES IN AN INDUSTRY SECTOR WHERE SECURITIES VALUES MAY BE VOLATILE AND MAY BE INFLUENCED BY REGULATORY AND OTHER FACTORS BEYOND THE COMPANY'S CONTROL. IMPORTANT FACTORS THAT THE COMPANY BELIEVES MIGHT CAUSE SUCH DIFFERENCES ARE DISCUSSED IN THE CAUTIONARY STATEMENTS ACCOMPANYING THE FORWARD-LOOKING STATEMENTS AND IN THE RISK FACTORS CONTAINED IN THIS PROSPECTUS AND IN THE RISK FACTORS DETAILED IN THE COMPANY'S OTHER FILINGS WITH THE SEC DURING THE PAST 12 MONTHS. IN ASSESSING FORWARD-LOOKING STATEMENTS CONTAINED HEREIN, READERS ARE URGED TO READ
CAREFULLY ALL RISK FACTORS AND CAUTIONARY STATEMENTS CONTAINED IN THIS PROSPECTUS AND IN THOSE OTHER FILINGS WITH THE SEC.

            ------------------------------------------------------


                                      -3-
400608.12

        IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                      -4-
400608.12

                              PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. The Shares offered hereby involve a high degree of risk. See "Risk Factors." Unless otherwise indicated, all information contained in this Prospectus assumes that the Underwriters' over-allotment option will not be exercised. Certain terms are defined in the Glossary beginning on page 55 of this Prospectus.

                                  The Company

        OXiGENE, Inc. ("OXiGENE" or the "Company") is engaged in the research and development of products designed to enhance the clinical efficacy of radiation and chemotherapy, the most common and traditional forms of non-surgical cancer treatment. The Company's proprietary technology involves the inhibition, measurement and stimulation of the cellular DNA repair process. When administered in accordance with their prescribed regimens, the Company believes that its principal products, Sensamide(TM) and Neu-Sensamide(TM), should make cancerous tumor cells more sensitive to radiation by inhibiting DNA repair activity, consequently increasing tumor damage from radiation therapy in those cells. Accordingly, the Company expects that patient response to radiation should be improved and result in increased tumor shrinkage, or reduced side effects, or both.

        As of October 14, 1996, approximately 185 patients had been recruited in a 226-patient European, randomized, controlled Phase II/III clinical trial of Sensamide(TM) in combination with radiation therapy in patients with inoperable non-small cell lung cancer. An Investigational New Drug ("IND") application with respect to this trial was filed with the U.S. Food and Drug Administration ("FDA") in 1992. At the current patient recruitment rate, the Company expects to have results of this study available in the third quarter of 1997. In the fourth quarter of 1996, OXiGENE anticipates commencing an additional 226-patient European, randomized, controlled Phase III clinical trial in patients with non-small cell lung cancer using Neu-Sensamide(TM), the Company's reformulated version of Sensamide(TM). Based on preliminary preclinical studies and a Phase I clinical trial, the Company believes that Neu-Sensamide(TM) is as effective a radiation sensitizer as Sensamide(TM) is, with fewer side effects. The combined results of the Sensamide(TM) and Neu-Sensamide(TM) studies are intended to serve as the basis of the Company's New Drug Application ("NDA") for Neu-Sensamide(TM) as a radiation sensitizer for the treatment of patients with non-small cell lung cancer. In March 1996, the Company filed an additional protocol under its existing IND application with the FDA to commence a 15-patient, open-label, European Phase I/II study of Neu-Sensamide(TM) in patients with glioblastomas, a highly malignant form of brain cancer. As of October 14, 1996, 2 patients had been recruited in this study. The FDA has indicated in a meeting with the Company that if the Company is able to demonstrate the clinical efficacy of Neu-Sensamide(TM) in conjunction with radiation therapy in two different forms of cancer under controlled study conditions, and in two or three additional forms of cancer under uncontrolled study conditions, OXiGENE may receive product approval for Neu-Sensamide(TM) as a radiation sensitizer for all cancer indications treated with radiation. Typically, uncontrolled studies are of shorter duration because fewer patients have to be recruited and patient inclusion criteria are less stringent.

        OXiGENE has been testing Oxi-104, a new chemical compound, in its laboratories for effectiveness, toxicity and other effects. Although classified as an N-substituted benzamide, Oxi-104, unlike Sensamide(TM) and Neu-Sensamide(TM), is not based on the N-substituted benzamide known as metoclopramide. Oxi-104 has been designed with a molecular structure that, the Company believes, may reduce side effects while maintaining the sensitizing properties of other N-substituted benzamides. The

                                      -5-
400608.12

Company currently anticipates commencing a Phase I clinical test of Oxi-104 after the intended filing of an IND with the FDA in the second quarter of 1997. Based on preliminary results, OXiGENE believes that Oxi-104 alone may induce tumor growth-inhibiting and tumor-killing effects.

        The Company's goal is to develop products that enhance the efficacy of existing forms of cancer treatment, such as radiation and chemotherapy, and improve a patient's quality of life, by reducing side effects and inhibiting the DNA repair function of, and increasing DNA damage in, tumor cells that have been subjected to treatment. The Company intends to continue and expand its ongoing clinical trial program in Europe and commence research and clinical trials in the United States. The Company does not own or lease any laboratories or other research and development facilities. The Company's policy has been to establish relationships with universities, research organizations and other institutions in the field of oncology. The Company intends to further broaden these relationships, rather than expand its in-house research, development and clinical staff. Although the Company plans to market its products, if and when approved for marketing, directly in certain European countries, it has had preliminary discussions with unaffiliated pharmaceutical companies regarding the formation of possible strategic alliances or joint ventures for the manufacturing and marketing of its products in the United States, the Far East and elsewhere. To date, the Company has not entered into any such alliances or ventures.

        The Company's proprietary technology is based on its knowledge of the processes by which certain enzymes repair damaged DNA sites, a function essential to a cell's survival. The cell's enzymes that normally repair DNA damage to the tumor cell counter the cytotoxic (cell-killing) effects of radiation therapy and chemotherapy by repairing the tumor cell's DNA that has been damaged by either of those therapies. Specifically, the Company utilizes its knowledge of how the DNA repair enzyme Adenosine Diphosphate Ribosyl Transferase ("ADPRT") functions in connection with radiation and chemotherapy on cancerous cells. Sensamide(TM) is a high-dosage form of metoclopramide. Metoclopramide is a compound, used for more than 30 years for other clinical indications, that inhibits ADPRT-modulated DNA repair. Neu-Sensamide(TM) is a conformationally altered form of Sensamide(TM).

        The Company has also developed proprietary assays (tests) that measure levels of ADPRT in blood, thereby suggesting DNA repair activity that the Company believes correlates to immune function and status, and has identified a mixture of compounds that it believes may be capable of stimulating DNA repair. Based on preclinical studies to date, OXiGENE is now planning the clinical development of these product areas.

        There can be no assurance that the Company's existing and planned product development efforts and clinical trials for Sensamide(TM)/ Neu-Sensamide(TM), or any other compounds, will be successful or completed within anticipated time frames, or at all; that regulatory approvals will be obtained or will be as broad as sought; or that any products, if introduced, will achieve market acceptance. In addition, there can be no assurance that the Company's technology will prove effective, that the Company will be able to enter into strategic alliances or joint ventures or that the terms thereof will be favorable to the Company, or that the Company will be profitable.

        The Company was incorporated in New York in 1988, and subsequently was re-incorporated in Delaware in 1992. The Company established a Swedish subsidiary, OXiGENE (Europe) AB, in December 1994. The Company's principal executive office is located at 110 East 59th Street, New York, New York 10022 (telephone number: 212-421-0001; fax number: 212-421-0475), and in Sweden at Arsenalsgatan 6, S-111 47 Stockholm, Sweden (telephone number: 08-678 8720; fax number: 08-678 8605) and Scheelevagen 17, S-223 70 Lund, Sweden (telephone number: 046-16 88 60; fax number:

                                      -6-
400608.12

046-16 88 66). Any references in this Prospectus to "OXiGENE" or the "Company" shall mean OXiGENE, Inc. and its wholly-owned Swedish subsidiary OXiGENE (Europe) AB.


                                                   The Offering


Securities offered....................  1,000,000 shares of Common Stock.
                                        See "Description of Securities."

Common Stock to be outstanding
after the Offering....................  8,655,978 shares (1)

Use of proceeds.......................  To finance clinical trials and research and development activities, including
                                        acquisitions of related capital
                                        equipment, and for working capital and
                                        general corporate purposes.
                                        See "Use of Proceeds."

Risk factors..........................  Investment in the Shares offered hereby involves a high degree of risk.
                                        See "Risk Factors."

Nasdaq and SSE symbols (2):  .........  OXGN


-------------------

(1) Excludes, as of October 18, 1996, an aggregate of 3,967,260 shares of Common Stock reserved for issuance, consisting of (i) 1,279,500 shares of Common Stock issuable upon exercise of outstanding options at a weighted average exercise price of approximately $12.24 per share, (ii) 48,553 shares of Common Stock issuable upon exercise of outstanding stock appreciation rights ("SARs") (based on the closing price of the Common Stock on October 18, 1996 of $25.75), (iii) 1,268,207 shares of Common Stock issuable upon exercise of outstanding Public Warrants (as defined under "Market Data") at a current exercise price of $12.35 per Public Warrant, (iv) 336,000 shares of Common Stock issuable upon exercise of warrants held by persons affiliated with the representative of the underwriters of the Company's initial public offering at a weighted average exercise price of $12.44 per share, (v) 370,000 shares of Common Stock issuable upon exercise of other warrants at a weighted average exercise price of $2.15 per share, and (vi) 665,000 shares of Common Stock reserved and remaining available for issuance under the Company's 1996 Stock Incentive Plan. See "Capitalization," "Management--1996 Stock Incentive Plan," "Description of Securities--Public Warrants" and Note 3 of the Notes to the Financial Statements.

(2) The Company has made application to The Nasdaq Stock Market ("Nasdaq") to have its shares of Common Stock included in the Nasdaq National Market upon completion of this Offering. In addition, the Company has made application to the Stockholm Stock Exchange ("SSE") to have its shares of Common Stock listed on the SSE upon completion of this Offering.



                                      -7-
400608.12

                   Summary of Selected Financial Information


                                 OXiGENE, Inc.
                         (A development stage company)


                                                                  Years Ended December 31,
                                                                  ------------------------

                                               1991             1992             1993            1994             1995
                                               ----             ----             ----            ----             ----
Statement of Operations Data:

Revenues:
  Research income..................      $   17,500   $            0   $            0   $            0  $            0
  Interest income..................               0                0           50,897         265,440          420,949
                                          ---------      -----------        ---------       ---------         --------
    Total revenues.................          17,500                0           50,897         265,440          420,949
Operating expenses:
  Research and development.........         284,032          910,937          879,195       1,764,462        2,843,593
  General and administrative.......         235,340          717,730        1,191,714       1,340,737        1,295,191
                                            -------        ---------        ---------       ---------        ---------
    Total operating expenses.......         519,372        1,628,667        2,070,909       3,105,199        4,138,784
                                            -------        ---------        ---------       ---------        ---------
Net loss...........................   $    (501,872)  $   (1,628,667)  $   (2,020,012)  $  (2,839,759)  $   (3,717,835)
                                            =======        =========        =========       =========        =========
Net loss per
  common share(1)..................   $      (0.16)   $       (0.45)   $       (0.50)   $      (0.56)   $       (0.63)


                                               Six Months Ended June 30,
                                               -------------------------

                                                 1995             1996
                                                 ----             ----
Statement of Operations Data:

Revenues:
  Research income..................       $         0      $         0
  Interest income..................            82,224          253,699
                                            ---------        ---------
    Total revenues.................            82,224          253,699
Operating expenses:
  Research and development.........         1,273,221        2,356,395
  General and administrative.......           645,824        1,309,029
                                              -------        ---------
    Total operating expenses.......         1,919,045        3,665,424
                                            ---------        ---------
Net loss...........................    $   (1,836,821) $    (3,411,725)
                                            =========        =========
Net loss per
  common share(1)..................    $        (0.36) $        (0.49)




                                                                           December 31,
                                                                           ------------


                                                  1991            1992             1993             1994              1995
                                                  ----            ----             ----             ----              ----

Balance Sheet Data:

Cash and cash equivalents...........       $   416,149     $   164,648       $7,516,941       $1,193,999       $10,406,605

Securities available for sale(2)....                 0               0                0        3,291,128           502,020
Working capital.....................           218,132          29,031        7,207,265        4,447,080        10,510,024
Deficit accumulated during the
development stage...................        (1,193,601)     (2,822,268)      (4,842,280)      (7,682,039)      (11,399,874)
Total stockholders' equity..........           218,732          29,031        7,240,866        4,479,982        10,557,174


                                                 June 30, 1996
                                                 -------------

                                                               As
                                                Actual     Adjusted(3)
                                                ------     --------

Balance Sheet Data:

Cash and cash equivalents...........       $10,709,940      $34,722,440

Securities available for sale(2)....                 0                0
Working capital.....................        10,065,731       34,078,231
Deficit accumulated during the
development stage...................       (14,811,599)     (14,811,599)
Total stockholders' equity..........        10,117,167       34,129,667



--------

(1) See Note 1 of the Notes to the Financial Statements for information concerning the computation of net loss per common share.

(2)     See Note 2 of the Notes to the Financial Statements.

(3) Adjusted to reflect the sale by the Company of the 1,000,000 Shares at an assumed offering price of $25.75 per Share, the closing price of the Company's Common Stock on October 18, 1996 (after deducting underwriting discounts and commissions and estimated offering expenses), and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization".

400608.12

                                 RISK FACTORS

        An investment in the Shares is speculative, involves a high degree of risk and should only be made by persons who can afford a loss of their entire investment. In addition to the other information included elsewhere or incorporated by reference in this Prospectus, the following risk factors should be considered carefully in evaluating an investment in the Shares.

        History of Losses and Anticipated Future Financial Results; Uncertainty of Future Profitability. The Company, as a development stage enterprise, has experienced net losses every year since its inception and, as of June 30, 1996, had a deficit accumulated during the development stage of approximately $14.8 million. The Company anticipates incurring substantial additional losses over at least the next several years due to, among other factors, the need to expend substantial amounts on its continuing clinical trials and anticipated research and development activities and the general and administrative expenses associated with those activities. The Company has not commercially introduced any product and its products are in varying stages of development and testing. The Company's ability to attain profitability will depend upon its ability to develop products that are effective and commercially viable, to obtain regulatory approval for the manufacture and sale of its products and to license or otherwise market its products successfully. There can be no assurance that the Company will ever achieve profitability or that profitability, if achieved, can be sustained on an ongoing basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        Early Stage of Product Development; Uncertainties of Clinical Trials; Unproven Safety and Efficacy. OXiGENE's products are in an early stage of development. In order to achieve profitable operations on a continuing basis, the Company, alone or in collaboration with others, must successfully develop, manufacture, introduce and market its products. The time frame necessary to achieve market success for any individual product is long and uncertain. See "Business--Product Development and Regulatory Processes." The products currently under development by the Company will require significant additional research and development and extensive preclinical and clinical testing prior to application for commercial use. A number of companies in the biotechnology and pharmaceutical industries have suffered significant setbacks in clinical trials, even after showing promising results in earlier studies or trials. Although the Company has obtained favorable results to date in preclinical studies and clinical trials of certain of its products, such results may not be indicative of results that will ultimately be obtained in or throughout such clinical trials, and there can be no assurance that clinical testing will show any of the Company's products to be safe or efficacious. Additionally, there can be no assurance that the Company will not encounter problems in its clinical trials that will cause the Company to delay, suspend or terminate those clinical trials. There can also be no assurance that the Company's research or product development efforts or those of its collaborative partners will be successfully completed, that any compounds currently under development by the Company will be successfully developed into drugs, or that any products will receive regulatory approval on a timely basis, if at all. If any such problems occur, the Company could be materially and adversely affected.

        Need for Additional Funds; Uncertainty of Future Funding. The Company's operations to date have consumed substantial amounts of cash. Negative cash flow from the Company's operations is expected to continue and even to accelerate over at least the next several years. The Company's capital requirements will depend on numerous factors, including: the progress of preclinical testing and clinical trials; the progress of the Company's research and development programs; the time and costs required to obtain regulatory approvals; the resources devoted to manufacturing methods and advanced technologies; the ability to obtain licensing arrangements; the cost of filing, prosecuting and, if necessary,

                                      -9-
400608.12
enforcing patent claims; the cost of commercialization activities and arrangements; and the demand for the Company's products if and when approved. The Company will have to raise substantial additional funds to complete development of any product or bring products to market. See "Use of Proceeds." Issuance of additional equity securities by the Company, for these or other purposes, could result in dilution to then existing stockholders, including persons purchasing the Shares. There can be no assurance that additional financing will be available on acceptable terms, if at all. If adequate funds are not available on acceptable terms, the Company may be required to delay, scale back or eliminate one or more of its product development programs or obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies or products that the Company would not otherwise relinquish, which may have a material adverse effect on the Company.

        Dependence on Others for Clinical  Development  and  Manufacturing  and
Marketing. The Company has limited experience in drug development, the regulatory approval process, manufacturing and marketing. Other than Dr. Ronald
W. Pero, Ph.D., the Company's Chief Scientific Officer, and two other employees, the Company does not directly employ any scientists or other laboratory personnel and all of its preclinical tests and clinical trials are subcontracted to and performed at the University of Lund, Sweden and at other European centers, with the assistance of research and consulting firms. See "Dependence on Certain Officers and Directors and Others." Accordingly, OXiGENE has depended, and in the future is likely to continue to depend, on others for assistance in many areas, including research, conducting preclinical testing and clinical trials, the regulatory approval process, manufacturing and marketing. Although the Company considers its relations with existing collaborative partners to be satisfactory, all its current arrangements are short term in nature. Funding requirements, competitive factors or prioritization of other opportunities may lead the Company to seek additional arrangements with third parties. While OXiGENE is likely to explore license and development opportunities for its technologies with other companies, there can be no assurance that the Company will be successful in establishing and maintaining collaborative agreements or licensing arrangements; that any collaborative partner will not be pursuing alternative technologies or developing alternative compounds either on its own or in collaboration with others, directed at the same diseases as those involved in its collaborative arrangements with the Company; that any such collaborative partners will devote resources to the Company's technologies or compounds on a basis favorable to the Company; that any such arrangements will be on terms favorable to OXiGENE; or that, if established, such future licensees will be successful in commercializing products. Finally, if the Company's collaboration arrangements are terminated prior to their expiration or if the other parties to such arrangements fail to adequately perform, there can be no assurance that submission of product candidates for regulatory approval will not be delayed. See "Business--Research and Development and Collaborative Arrangements."

        Clinical Trials; Government Regulation and Health Care Reform; Managed Care. The Company's research and development activities, preclinical testing and clinical trials, and the manufacturing and marketing of its products are subject to extensive regulation by numerous governmental authorities in the United States and other countries. Preclinical testing and clinical trials and manufacturing and marketing of OXiGENE's products are and will continue to be subject to the rigorous testing and approval processes of the U.S. Food and Drug Administration ("FDA"), the Swedish Medical Products Agency and other corresponding foreign regulatory authorities. Clinical testing and the regulatory process generally take many years and require the expenditure of substantial resources. In addition, delays or rejections may be encountered during the period of product development, clinical testing and FDA regulatory review of each submitted application. Similar delays may also be encountered in foreign countries. There can be no assurance that, even after such time and expenditures,

                                     -10-
400608.12
regulatory approval will be obtained for any products developed by OXiGENE or that a product, if approved in one country, will be approved in other countries. See "Business - Product Development and Regulatory Processes." Moreover, if regulatory approval of a product is granted, such approval may entail limitations on the indicated uses for which that product may be marketed. Further, even if such regulatory approval is obtained, a marketed product, its manufacturer and its manufacturing facilities are subject to continual review and periodic inspections, and later discovery of previously unknown problems (such as previously undiscovered side effects) with a product, manufacturer or facility may result in restrictions on such product, manufacturer or facility, including a possible withdrawal of the product from the market. Failure to comply with the applicable regulatory requirements can, among other things, result in fines, suspensions of regulatory approvals, product recalls, operating restrictions, injunctions and criminal prosecution. Additionally, further government regulation may be established which could prevent or delay regulatory approval of the Company's products. Further, the U.S. Congress continues to debate various health care reform proposals which, if adopted, may have a material adverse effect on the Company. Moreover, continued cost control initiatives by health care maintenance organizations and similar programs may affect the financial ability and willingness of patients and their health care providers to utilize certain therapies.

        Competition and Risk of Technological Obsolescence. The Company is engaged in a rapidly evolving field. Competition from other pharmaceutical companies, biotechnology companies and research and academic institutions is intense and expected to increase. Many of those companies and institutions have substantially greater financial, technical and human resources than the Company. Those companies and institutions also have substantially greater experience in developing products, in conducting clinical trials, in obtaining regulatory approval and in manufacturing and marketing pharmaceutical products. Accordingly, competitors may succeed in obtaining regulatory approval for their products more rapidly than the Company. The Company also competes with universities and other research institutions in the development of products, technologies and processes. Competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competitive products. Some of those products may have an entirely different approach or means of accomplishing the desired therapeutic effect than products being developed by the Company. See "Business--Competition." There can be no assurance that the Company's competitors will not succeed in developing technologies and products that are more effective and/or cost competitive than those being developed by the Company or that would render the Company's technology and products less competitive or even obsolete. In addition, one or more of the Company's competitors may achieve product commercialization or patent protection earlier than the Company, which could materially adversely affect the Company.

        Dependence on Patents and Proprietary Technology. To date, OXiGENE's principal products, Sensamide(TM) and Neu-Sensamide(TM), have been based on certain available compounds that are produced by others, and its newest compound, Oxi-104, is a synthetic compound discovered by the Company. The Company anticipates that products it develops hereafter may include or be based on the same or other compounds owned or produced by unaffiliated parties, as well as other synthetic compounds it may discover. Although the Company expects to seek patent protection for any compounds it discovers and/or for the specific use of any such compounds, there is no assurance that any or all of them will be subject to effective patent protection. Further, the development of regimens for the administration of pharmaceuticals, which generally involve specifications for the frequency, timing and amount of dosages, has been, and the Company believes may continue to be, important to the Company's efforts, although those processes, as such, may not be patentable.


                                     -11-
400608.12

        The Company's success will depend, in part, on its ability to obtain patents, protect its trade secrets and operate without infringing on the proprietary rights of others. As of October 18, 1996, the Company is the assignee of four granted U.S. patents, four pending U.S. patent applications, and of granted patents and/or pending applications in other countries (and/or international applications designating other countries) corresponding to three of the granted U.S. patents and two of the pending U.S. applications. The patent position of pharmaceutical and biotechnology firms like OXiGENE generally is highly uncertain and involves complex legal and factual questions, resulting in both an apparent inconsistency regarding the breadth of claims allowed in U.S. patents and general uncertainty as to their legal interpretation and enforceability. Accordingly, there can be no assurance that the Company's patent applications will result in patents being issued, that any issued patents will provide the Company with competitive protection or will not be challenged by others, or that the patents of others will not have an adverse effect on the ability of the Company to do business. Moreover, since some of the basic research relating to one or more of the Company's patent applications and/or patents was performed at various universities and/or funded by grants, particularly in Sweden, there can be no assurance that one or more universities, employees of such universities and/or grantors will not assert that they have certain rights in such research and any resulting products, although the Company is not aware of any such assertions or any basis therefor. Furthermore, there can be no assurance that others will not independently develop similar products, will not duplicate any of the Company's products or, if patents are issued to the Company, will not design around such patents. In addition, the Company may be required to obtain licenses to patents or other proprietary rights of others. No assurance can be given that any licenses required under any such patents or proprietary rights would be made available on terms acceptable to the Company, if at all. If the Company does not obtain such licenses, it could encounter delays in product market introductions while it attempts to design around such patents, or could find that the development, manufacture or sale of products requiring such licenses is foreclosed. In addition, the Company could incur substantial costs in defending itself in suits brought against it or in connection with patents to which it holds a license or in bringing suit to protect the Company's own patents against infringement. The Company generally requires employees, Scientific Advisory Board members and the institutions that perform its preclinical and clinical tests (though not the employees of such institutions) to enter into confidentiality agreements with the Company. Those agreements provide that all confidential information developed or made known to the individual during the course of the relationship with the Company is to be kept confidential and not to be disclosed to third parties, except in specific circumstances. In the case of employees, the agreements also provide that all inventions conceived by such employees shall be the exclusive property of the Company. There can be no assurance, however, that any such agreement will provide meaningful protection for the Company's trade secrets or other confidential information in the event of unauthorized use or disclosure of such information. See "Business--Patents and Trade Secrets."

        Dependence on Certain Officers and Directors and Others. The Company believes that its success is, and will likely continue to be, materially dependent upon its ability to retain the services of certain of its current officers and directors, particularly Dr. Bjorn Nordenvall, its Chief Executive Officer, Dr. Claus Moller, its Chief Medical Officer, and Dr. Ronald Pero, its Chief Scientific Officer. The loss of the services of any of these individuals could have a material adverse effect on the Company. In addition, the Company has established relationships with universities, hospitals and research institutions, particularly the University of Lund, Lund, Sweden, which have historically provided, and continue to provide, the Company with access to research laboratories, clinical trials, facilities and patients. Dr. Pero is a Professor of Molecular Ecogenetics at the University of Lund. The Company benefits indirectly from certain research grants received by Dr. Pero. The Company is materially dependent on the research and development efforts of Dr. Pero and his various relationships and affiliations, the loss of which could

                                     -12-
400608.12
have a material adverse effect on the Company's business. Additionally, the Company believes that it may, at any time and from time to time, be materially dependent on the services of consultants and other unaffiliated third parties.

        Product Liability Exposure; No Insurance Coverage. The use of the Company's products in clinical trials and for commercial applications, if any, may expose the Company to liability claims, in the event such products cause injury, disease or result in adverse effects. These claims could be made directly by health care institutions, contract laboratories, patients or others using such products. The Company has no liability insurance coverage for its ongoing clinical trials, and there can be no assurance that such coverage will be available at a reasonable cost and in amounts sufficient to protect the Company against claims or recalls that could have a material adverse effect on the financial condition and prospects of the Company. Further, adverse product and similar liability claims could negatively impact the Company's ability to obtain or maintain regulatory approvals for its technology and products.

        Price Volatility of the Common Stock. The market price of the Common Stock has been, and likely will continue to be, highly volatile as frequently is the case with the publicly traded securities of pharmaceutical research and development companies. See "Market Data." Factors such as results of clinical trials, announcements of research developments by the Company or its competitors and government regulatory action affecting the Company's products in both the United States and foreign countries may have a significant effect on the Company's business and on the market price of the Common Stock. As of October 18, 1996, an aggregate of 67,000 SARs, with a weighted average exercise price of $7.09 per SAR, had been granted to certain clinical investigators and consultants. The Company is not required to make any cash payments upon exercise of any such SAR. If and when the spread between the market price of the Company's Common Stock and the exercise price of the SARs changes, the charge for financial reporting purposes to research and development will be adjusted to reflect an increase or decrease, as the case may be, in the market price of the Company's Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." In addition, substantially all of the shares of Common Stock issuable upon exercise of outstanding options, SARs and warrants have been registered and may be sold from time to time hereafter. Such sales, as well as future sales of Common Stock by existing stockholders, or the perception that sales could occur, could adversely affect the market price of the Common Stock. The Company has agreed, for a period of 90 days after the date of this Prospectus, and its officers and directors, holding an aggregate of 646,500 shares of Common Stock and options and other rights to purchase up to 870,000 additional shares of Common Stock have agreed, for a period of 180 days after the date of this Prospectus, that they will not, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of any shares of Common Stock or other capital stock of the Company, or any securities convertible into, or exercisable or exchangeable for, any shares of Common Stock or other capital stock of the Company (subject, in the case of the Company, to certain limited exceptions), without the prior written consent of D. Carnegie AB, on behalf of the Underwriters. See "Underwriting." The price and liquidity of the Shares may also be significantly affected by trading activity and market factors related to the Nasdaq and SSE markets, which factors and the effects thereof may differ between those markets.

        No Dividends. The Company has not declared or paid dividends on its Common Stock since its inception and does not intend to declare or pay any dividends to its stockholders in the foreseeable future. See "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                     -13-
400608.12

        Dilution. Upon completion of this Offering, purchasers of the Shares will incur immediate and substantial dilution of $21.62 in the per share net tangible book value of their Common Stock from the assumed public offering price. See "Dilution."

                                     -14-
400608.12

                                  MARKET DATA

        On August 26, 1993, the Company completed an initial public offering of 1,605,000 units, each unit consisting of one share of the Company's common stock, par value $.01 per share ("Common Stock"), and a warrant ("Public Warrant") which is currently exercisable for 1.07 shares of Common Stock. See "Description of Securities." The Common Stock and Public Warrants are listed for quotation under the symbols "OXGN" and "OXGNW," respectively, on the Nasdaq SmallCap Market. Application has been made to list the Common Stock and Public Warrants on the Nasdaq National Market, to be effective upon completion of this Offering. In addition, application has been made to list the Common Stock on the SSE. The following table sets forth the high and low per share and per warrant bid prices for the Common Stock and Public Warrants, respectively, for each quarterly period within the Company's two most recent fiscal years and for the current fiscal year through October 18, 1996.

                                        Common Stock        Public Warrants
                                        ------------        ---------------
Fiscal Year                             High     Low          High    Low
-----------                             ----     ---          ----    ---
1994
First Quarter                          $7.50    $5.75        $3.38   $2.13
Second Quarter                         10.50     5.50         4.75    2.00
Third Quarter                          10.25     5.50         4.75    2.00
Fourth Quarter                          7.88     4.63         1.88     .88

1995
First Quarter                          $7.25    $4.63        $2.00   $1.00
Second Quarter                          7.38     5.13         2.13    1.44
Third Quarter                           7.75     6.38         2.63    1.75
Fourth Quarter                         11.75     5.75         3.63    1.75

1996
First Quarter                         $23.13    $9.25       $15.00   $2.88
Second Quarter                         32.13    17.50        23.50   10.25
Third Quarter                          27.00    16.75        17.75    8.50
Fourth Quarter (through October 18,    26.00    22.00        15.25   10.75
1996)


        On October 18, 1996, the high and low per share and per warrant bid prices for the Common Stock and Public Warrants were $26.00, and $25.25, and $15.25, and $14.50, respectively.

        As of October 18, 1996, there were 59 holders of record of the Company's Common Stock and 4 holders of record of the Company's Public Warrants. The Company believes, based on the number of proxy statements and related materials distributed in connection with its 1996 Annual Meeting of Stockholders, that there are more than 1,250 beneficial owners of its Common Stock.


                                     -15-
400608.12

                                USE OF PROCEEDS

        The net proceeds to the Company from the sale of the 1,000,000 Shares offered hereby (at an assumed public offering price of $25.75 per Share, the closing price of the Common Stock on October 18, 1996) are estimated to be $24.0 million (approximately $27.7 million if the Underwriters' over-allotment option for 150,000 shares of Common Stock is exercised in full), after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company.

        The Company currently intends to use the net proceeds as follows: (i) approximately $17.0 million (or $19.6 million if the Underwriters' over-allotment option is exercised in full) for funding activities related to the Company's products that are currently under development, including providing funds in connection with related ongoing clinical trials, research and development and capital expenditures, and regulatory applications and costs associated with the sale and marketing of those products, if approved; (ii) approximately $3.5 million (or $4.0 million if the Underwriters' over-allotment option is exercised in full) for research, development and related capital expenditures, including equipment, in connection with additional potential products and uses for the Company's technology; and (iii) the balance for working capital and general corporate purposes.

        The foregoing represents the Company's best estimate of its allocation of the net proceeds from the sale of 1,000,000 Shares based upon the current state of its business operations, its current plans and current economic and industry conditions and is subject to reallocation among the categories listed above or to new categories. The amounts and timing of actual expenditures will depend upon numerous factors, including results of preclinical testing and clinical trials, results of research and development, relationships with strategic corporate partners, changes in direction and focus of the Company's research and development programs, competitive and technological advances, the United States and foreign regulatory process and other factors. Additionally, it is the Company's policy regularly to review potential opportunities to acquire, or to enter into joint venture or licensing relationships with respect to, products and businesses compatible with its existing business. The Company may, therefore, use a portion of the net proceeds to make acquisitions or to fund joint research and development or other complementary ventures or strategic alliances, although the Company does not currently have any arrangements, agreements or understandings with respect thereto.

        The Company believes that the net proceeds of this Offering, together with its available cash, cash equivalents, investment securities and investment income, should be sufficient to finance its cash requirements for a period of approximately 30 months from the date of this Prospectus. The Company will require additional funds to finance its business, through borrowings or by raising additional equity capital, until such time as (i) it can commercially exploit its technology, either through licensing arrangements or the sale of products based on its technology, and (ii) revenues from those commercial activities become sufficient to cover its expenses. As the Company expects that the capital it has on hand and the net proceeds from this Offering will not be sufficient to finance its business until such time, the Company anticipates that it will need to obtain additional financing, the amount and timing of which is currently uncertain and the availability of which, on terms reasonably acceptable to the Company, if at all, cannot be assured. See "Risk Factors--Need for Additional Funds; Uncertainty of Future Funding."

        Pending the aforementioned uses, the net proceeds of this Offering will be invested in U.S. Government securities; short-term, investment grade securities; customary bank deposits maintained at first class banks in Sweden or the United States; or other short-term, interest bearing financial instruments

                                     -16-
400608.12
that will not cause the Company to become an "investment company" within the meaning of the U.S. Investment Company Act of 1940.

                                     -17-
400608.12

                                CAPITALIZATION


        The following table sets forth the capitalization of the Company at June 30, 1996, and as adjusted at that date to reflect the sale by the Company of the Shares at an assumed offering price of $25.75 per share, the closing price of the Common Stock on October 18, 1996 (after deducting underwriting discounts and commissions and estimated offering expenses) and the receipt of the estimated net proceeds therefrom, as set forth under the caption "Use of Proceeds."


                                                                                             June 30, 1996(1)
                                                                                             ----------------
                                                                                        (All amounts in thousands)

                                                                                          Actual              As Adjusted
                                                                                          ------              -----------

Stockholders' equity:
    Common Stock, $.01 par value, 15,000,000 shares authorized, 7,271,282 shares issued and outstanding; 8,271,282 shares
         issued and outstanding, as adjusted(2)(3).............................         $        72          $        82
    Additional paid-in capital.................................................              24,853               48,856
    Common Stock subscribed....................................................                  98                   98
    Subscription receivable....................................................                 (98)                 (98)
    Foreign currency translation adjustment....................................                   3                    3
    Deficit accumulated during the development stage...........................             (14,811)             (14,811)
                                                                                           --------           ----------
         Total stockholders' equity............................................         $    10,117          $    34,130
                                                                                        ===========          ===========




(1) At June 30, 1996, the Company did not have any long-term or short-term debt.

(2) At the 1996 Annual Meeting of Stockholders, the Company's stockholders approved an amendment to the Company's Amended and Restated Certificate of Incorporation, increasing the number of authorized shares of Common Stock from 15 million to 60 million shares.

(3) Excludes, as of October 18, 1996, an aggregate of 3,967,260 shares of Common Stock reserved for issuance, consisting of (i) 1,279,500 shares of Common Stock issuable upon exercise of outstanding options at a weighted average exercise price of approximately $12.24 per share, (ii) 48,553 shares of Common Stock issuable upon exercise of outstanding SARs (based on the closing price of the Common Stock on October 18, 1996 of $25.75), (iii) 1,268,207 shares of Common Stock issuable upon exercise of outstanding Public Warrants at a current exercise price of $12.35 per Public Warrant, (iv) 336,000 shares of Common Stock issuable upon exercise of warrants held by persons affiliated with the representative of the underwriters of the Company's initial public offering at a weighted average exercise price of $12.44 per share, (v) 370,000 shares of Common Stock issuable upon exercise of other warrants at a weighted average exercise price of $2.15 per share, and (vi) 665,000 shares of Common Stock reserved and remaining available for issuance under the Company's 1996 Stock Incentive Plan. See "Management--1996 Stock Incentive Plan," "Description of Securities--Public Warrants" and Note 3 of the Notes to the Financial Statements.




                                     -18-
400608.12

                                   DILUTION

        The net tangible book value of the Company at June 30, 1996, was $10,117,167 or $1.39 per share. Net tangible book value per share is equal to the Company's total tangible assets less its total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the sale by the Company of 1,000,000 Shares offered hereby, at an assumed public offering price of $25.75 (the closing price of the Company's Common Stock on October 18, 1996) (after deducting underwriting discounts and commissions and estimated offering expenses), and the receipt of the estimated net proceeds therefrom, the adjusted net tangible book value of the Company at June 30, 1996, would have been $34,129,667 or $4.13 per share of Common Stock. This represents an immediate increase in net tangible book value of $2.74 per share of Common Stock to existing stockholders and an immediate dilution in net tangible book value of $21.62 per Share to new investors purchasing the Shares. The following table illustrates this per Share dilution:


Assumed public offering price per Share(1)........................  $25.75
     Net tangible book value per share
       before the Offering..........................$1.39
     Increase per share attributable to
       new investors................................$2.74
Adjusted net tangible book value per share after the Offering.....  $ 4.13
                                                                     -----
Dilution per share to new investors...............................  $21.62
                                                                     =====





(1) Excludes, as of October 18, 1996, an aggregate of 3,967,260 shares of Common Stock reserved for issuance, consisting of (i) 1,279,500 shares of Common Stock issuable upon exercise of outstanding options at a weighted average exercise price of approximately $12.24 per share, (ii) 48,553 shares of Common Stock issuable upon exercise of outstanding SARs (based on the closing price of the Common Stock on October 18, 1996 of $25.75), (iii) 1,268,207 shares of Common Stock issuable upon exercise of outstanding Public Warrants at a current exercise price of $12.35 per Public Warrant, (iv) 336,000 shares of Common Stock issuable upon exercise of warrants held by persons affiliated with the representative of the underwriters of the Company's initial public offering at a weighted average exercise price of $12.44 per share, (v) 370,000 shares of Common Stock issuable upon exercise of other warrants at a weighted average exercise price of $2.15 per share, and (vi) 665,000 shares of Common Stock reserved and remaining available for issuance under the Company's 1996 Stock Incentive Plan. The computations in the foregoing table assume no exercise of these options, warrants and SARs. To the extent these options, warrants and SARs are exercised, there will be further dilution to new investors. See "Capitalization" and Note 3 of the Notes to the Financial Statements.


                                DIVIDEND POLICY

        The Company has not paid any cash dividends since its inception and does not intend to pay any cash dividends in the foreseeable future. The Company currently intends to retain future earnings, if any, to finance the growth and development of its business.

                                     -19-
400608.12

                        SELECTED FINANCIAL INFORMATION

        The following selected financial information for each of the five years in the period ended December 31, 1995, has been derived from the Company's financial statements, which statements have been audited by Ernst & Young LLP, independent auditors. The following selected financial information for the six months ended June 30, 1995 and 1996, has been derived from unaudited financial statements which, in the opinion of management of the Company, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial data for such periods. Operating results for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996. All of the financial information set forth below should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus and also with the information appearing under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                         Summary Financial Information

                                 OXiGENE, Inc.
                         (A development stage company)



                                                                 Years Ended December 31,
                                                                 ------------------------


                                             1991              1992             1993               1994             1995
                                             ----              ----             ----               ----             ----
Statement of Operations Data:

Revenues:
  Research income...............       $   17,500    $            0   $            0     $            0   $            0
  Interest income...............                0                 0           50,897            265,440          420,949
                                          -------         ---------        ---------          ---------        ---------
    Total revenues..............           17,500                 0           50,897            265,440          420,949

Operating expenses:
  Research and development......          284,032           910,937          879,195          1,764,462        2,843,593
  General and administrative....          235,340           717,730        1,191,714          1,340,737        1,295,191
                                          -------         ---------        ---------          ---------        ---------
    Total operating expenses....          519,372         1,628,667        2,070,909          3,105,199        4,138,784
                                          -------         ---------        ---------          ---------        ---------

Net loss........................        $(501,872)      $(1,628,667)     $(2,020,012)       $(2,839,759)     $(3,717,835)
                                          =======         =========        =========          =========        =========

Net loss per
  common share(1)...............      $    (0.16)     $      (0.45)    $      (0.50)    $        (0.56)   $        (0.63)

Weighted average number
 of common shares
 outstanding
  (in thousands)(1).............            3,177             3,613            4,026              5,037            5,876


                                              Six Months Ended June 30,
                                              -------------------------


                                                 1995             1996
                                                 ----             ----
Statement of Operations Data:

Revenues:
  Research income...............          $         0      $         0
  Interest income...............               82,224          253,699
                                            ---------        ---------
    Total revenues..............               82,224          253,699

Operating expenses:
  Research and development......            1,273,221        2,356,395
  General and administrative....              645,824        1,309,029
                                              -------        ---------
    Total operating expenses....            1,919,045        3,665,424
                                            ---------        ---------

Net loss........................          $(1,836,821)     $(3,411,725)
                                            =========        =========

Net loss per
  common share(1)................              $(0.36)          $(0.49)

Weighted average number
 of common shares
 outstanding
  (in thousands)(1).............                5,058            6,971

        --------

(1) See Note 1 of the Notes to the Financial Statements for information concerning the computation of net loss per common share.


                                     -20-
400608.12

                                                                     December 31,
                                                                     ------------

                                           1991                1992             1993             1994             1995
                                           ----                ----             ----             ----             ----
Balance Sheet Data:

Cash and cash equivalents...           $416,149            $164,648       $7,516,941       $1,193,999      $10,406,605
Securities available for sale(2)              0                   0                0        3,291,128          502,020
Working capital.............            218,132              29,031        7,207,265        4,447,080       10,510,024
Deficit accumulated during           (1,193,601)         (2,822,268)      (4,842,280)      (7,682,039)     (11,399,874)
the development stage.......
Total stockholders' equity..            218,732              29,031        7,240,866        4,479,982       10,577,174

                                            June 30, 1996
                                            -------------
                                                          As
                                     Actual            Adjusted(3)
                                     ------            --------
Balance Sheet Data:

Cash and cash equivalents...        $10,709,940          $34,722,440
Securities available for sale(2)              0                    0
Working capital.............         10,065,731           34,078,231
Deficit accumulated during
the development stage.......        (14,811,599)         (14,811,599)
Total stockholders' equity..         10,117,167           34,129,667



--------

(2)     See Note 2 of the Notes in the Financial Statements.

(3) Adjusted to reflect the sale by the Company of the 1,000,000 Shares at an assumed offering price of $25.75 per Share, the closing price of the Company's Common Stock on October 18, 1996 (after deducting underwriting discounts and commissions and estimated offering expenses), and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization".

                                     -21-
400608.12

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


Overview

        OXiGENE is a development-stage pharmaceutical company engaged in the research and development of products designed to enhance the clinical efficacy of radiation and chemotherapy, the most common and traditional forms of non-surgical cancer treatment. OXiGENE has devoted substantially all of its efforts and resources to research and development conducted on its own behalf and through strategic collaborations with clinical institutions and other organizations, particularly the University of Lund in Lund, Sweden. Consequently, OXiGENE believes that its research and development expenditures have been somewhat lower than other comparable development stage companies. OXiGENE has generated a cumulative net loss of approximately $14.8 million for the period from its inception through June 30, 1996. OXiGENE expects to incur significant additional operating losses over at least the next several years, principally as a result of its continuing clinical trials and anticipated research and development expenditures. The principal source of OXiGENE's working capital has been the proceeds of private and public equity financings. As of June 30, 1996, OXiGENE had no long-term debt or loans payable. Since its inception, the Company has had no material amount of licensing or other fee income, and does not anticipate any such income for the foreseeable future.

Results of Operations

Six Months Ended June 30, 1996 and 1995

        During the six month periods ended June 30, 1996 and 1995, the Company had no revenues, except approximately $0.3 million and $0.1 million of interest income, respectively. The Company's total operating expenses for those periods were approximately $3.7 million and $1.9 million, respectively. Research and development expenses for the six month period ended June 30, 1996 increased to approximately $2.4 million from approximately $1.3 million for the comparable 1995 period. The increase in reported research and development expenses was attributable to a charge for financial reporting purposes of approximately $1.0 million. This charge was recorded because the market value per share of Common Stock on June 30, 1996 ($25.50) exceeded the exercise price of stock appreciation rights previously granted by the Company to certain clinical investigators and consultants. Without giving effect to such charge, research and development expenses increased by approximately $0.1 million compared to the comparable 1995 period. Generally, the Company makes payments to its clinical investigators if and when certain predetermined milestones in its clinical trials are reached, rather than on a fixed quarterly or monthly basis. As a result of the foregoing and the existence of outstanding stock appreciation rights, research and development expenses have fluctuated, and are expected to continue to fluctuate, from quarter to quarter. General and administrative expenses for the six month period ended June 30, 1996 increased to approximately $1.3 million from approximately $0.6 million for the comparable 1995 period. The increase in general and administrative expenses is primarily attributable to (i) investment banking fees paid to D. Carnegie AB ("Carnegie") of Stockholm, Sweden and (ii) start-up expenses related to establishing OXiGENE's subsidiary in Sweden. In an effort to preserve cash and reduce cash flow requirements, the Company's policy has been to minimize the number of employees and to use outside consultants to the extent practicable. OXiGENE expects that its clinical trial expenses will increase significantly as it proceeds with and expands the Sensamide(TM)/Neu-Sensamide(TM) clinical trial program and it initiates research and clinical trials on new compounds, including Oxi-104.

                                     -22-
400608.12

Three Year Period Ended December 31, 1995

        Year Ended December 31, 1995 Compared to Year Ended December 31, 1994. OXiGENE had no revenues, except for approximately $0.4 million and $0.3 million of interest income in the years ended December 31, 1995 and 1994, respectively. The increase in interest income is attributable to the investment of the net proceeds received by the Company from a private placement financing completed in July 1995. Total operating expenses for the year ended December 31, 1995 increased to approximately $4.1 million from approximately $3.1 million for the comparable 1994 period. Research and development expenses for the year ended December 31, 1995 increased to approximately $2.8 million from approximately $1.8 million for the comparable 1994 period, while general and administrative expenses remained virtually unchanged. The increase in operating expenses is primarily due to (i) the costs and expenses associated with an expansion of the clinical trial program, (ii) increases in research and development activities in connection with OXiGENE's new compounds, and (iii) the expenses related to OXiGENE's subsidiary in Sweden.

        Year Ended December 31, 1994 Compared to Year Ended December 31, 1993. OXiGENE had no revenues, except for interest income of approximately $0.3 million and $0.1 million in the years ended December 31, 1994 and 1993, respectively. Total operating expenses for the year ended December 31, 1994 increased to $3.1 million from $2.1 million for the comparable 1993 period, reflecting increased clinical trial activities. OXiGENE's research and development expenses for the year ended December 31, 1994, increased to approximately $1.8 million from approximately $0.9 million in the comparable 1993 period. The increase in research and development expenses was primarily due to the commencement of OXiGENE's Phase II/III clinical trials of Sensamide(TM) and additional research and development efforts. OXiGENE's general and administrative expenses for the year ended December 31, 1994, increased to approximately $1.3 million from $1.2 million in the comparable 1993 period.

Liquidity and Capital Resources

        OXiGENE has experienced net losses and negative cash flow from operations each year since its inception and, as of June 30, 1996, had a deficit during the development stage of approximately $14.8 million. The
Company  expects  to  incur  substantial  additional  expenses,   resulting  in
significant losses, over at least the next several years due to, among other factors, its continuing clinical trials and anticipated research and development activities. To date, the Company has financed its operations principally through the net proceeds it has received from private and public equity financings.

        In July 1995, OXiGENE completed a $10.0 million private placement with net proceeds to the Company of approximately $9.5 million. Carnegie acted as placement agent for this transaction. The Company has used, and anticipates that it will continue to use, the proceeds from the private placement for current and expanded clinical trials and for research and development activities. OXiGENE had cash, cash equivalents and marketable securities of approximately $10.7 million and $10.9 million at June 30, 1996 and December 31, 1995, respectively. The relatively minor decrease in cash equivalents is due to the receipt by OXiGENE of approximately $1.7 million from the exercise of outstanding options and warrants during the six month period ended June 30, 1996, offset by net cash used in operating activities during the six months ended June 30, 1996, of $1.9 million.

        OXiGENE's policy is to contain its fixed expenditures by maintaining a relatively small number of employees and relying as much as possible on outside services for its research, development, preclinical testing and clinical trials. Quarterly payments are being made to the University of Lund,

                                     -23-
400608.12

Lund, Sweden, for preclinical research and clinical trials. For the years ended December 31, 1995, 1994 and 1993, the amount of such retainer was approximately $0.2 million, $0.4 million and $0.1 million, respectively. The significant increase in the amount paid to the University of Lund prior to 1995 is due to the fact that clinical trial expenses were billed to the Company through the University of Lund. Since 1995, such expenses have been paid by the Company directly. Accordingly, the amount paid to the University of Lund decreased correspondingly. For the six-month period ended June 30, 1996 such amount was approximately $0.1 million. In addition, in late 1991, OXiGENE engaged Cato Research, Ltd. ("Cato") Durham, North Carolina, an independent clinical research firm, to, among other things, monitor OXiGENE's clinical trials. The amount billed to OXiGENE by Cato during the years ended December 31, 1995, 1994 and 1993 was approximately $0.7 million, $0.6 million and $0.5 million, respectively. The continuous increase in the amount billed by Cato reflects the expenses associated with OXiGENE's Phase II/III clinical trial for Sensamide(TM) and monitoring and supporting the development of Neu-Sensamide(TM). For the six month period ended June 30, 1996, the amount paid to Cato was approximately $0.4 million. Further, in May 1996, in collaboration with ILEX(TM) Oncology Inc. ("ILEX"), a contract research organization in San Antonio, Texas, the Company established a large-scale synthesis of Oxi-104 in accordance with FDA current U.S. Good Laboratory Practice standards ("cGLP"). To date, the Company has paid ILEX approximately $0.3 million. As the research and development with respect to Oxi-104 continue, the Company expects that the amounts payable to ILEX from time to time will increase significantly.

        OXiGENE anticipates that the net proceeds of this Offering, together with its available cash, cash equivalents, investment securities and investment income, should be sufficient to satisfy OXiGENE's projected cash requirements for approximately 30 months from the date of this Prospectus. See "Use of Proceeds." However, working capital and capital requirements may vary materially from those now planned due to numerous factors including, but not limited to, the progress with preclinical testing and clinical trials; progress of the Company's research and development programs; the time and costs required to obtain regulatory approvals; the resources the Company devotes to manufacturing methods and advanced technologies; the ability of the Company to obtain collaborative or licensing arrangements; the cost of filing, prosecuting and, if necessary, enforcing patent claims; the cost of commercialization activities and arrangements; and the demand for its products if and when approved. The Company anticipates that it will have to seek substantial additional private or public financing or enter into a collaborative arrangement with one or more third parties to complete the development of any product or bring products to market. See "Use of Proceeds." There can be no assurance that additional financing will be available on acceptable terms, if at all.

        OXiGENE has no material commitments for capital expenditures as of September 30, 1996.

                                     -24-
400608.12

                                   BUSINESS


Introduction

        OXiGENE, Inc. is engaged in the research and development of products designed to enhance the clinical efficacy of radiation and chemotherapy, the most common and traditional forms of non-surgical cancer treatment. The Company's proprietary technology involves the inhibition, measurement and stimulation of the cellular DNA repair process. When administered in accordance with their prescribed regimens, the Company believes that its principal products, Sensamide(TM) and Neu-Sensamide(TM), should make cancerous tumor cells more sensitive to radiation by inhibiting DNA repair activity, consequently increasing tumor damage from radiation therapy in those cells. Accordingly, the Company expects that patient response to radiation should be improved and result in increased tumor shrinkage, or reduced side effects, or both.

        As of October 14, 1996, approximately 185 patients have been recruited in a 226-patient European, randomized, controlled Phase II/III clinical trial of Sensamide(TM) in combination with radiation therapy in patients with inoperable non-small cell lung cancer. An Investigational New Drug ("IND") application with respect to this trial was filed with the U.S. Food and Drug Administration ("FDA") in 1992. At the current patient recruitment rate, the Company expects to have results of this study available in the third quarter of 1997. In the fourth quarter of 1996, OXiGENE anticipates commencing an additional 226-patient European, randomized, controlled Phase III clinical trial in patients with non-small cell lung cancer using Neu-Sensamide(TM), the Company's reformulated version of Sensamide(TM). Based on preliminary preclinical studies and a Phase I clinical trial, the Company believes that Neu-Sensamide(TM) is as effective as a radiation sensitizer as Sensamide(TM) is, with fewer side effects. The combined results of the Sensamide(TM) and Neu-Sensamide(TM) studies are intended to serve as the basis of the Company's New Drug Application ("NDA") for Neu-Sensamide(TM) as a radiation sensitizer for the treatment of patients with non-small cell lung cancer. In March 1996, the Company filed an additional protocol under its existing IND application with the FDA to commence a 15-patient, open-label European Phase I/II study of Neu-Sensamide(TM) in patients with glioblastomas, a highly malignant form of brain cancer. As of October 14, 1996, 2 patients have been recruited in this study. The FDA has indicated in a meeting with the Company that if the Company is able to demonstrate the clinical efficacy of Neu-Sensamide(TM) in conjunction with radiation therapy in two different forms of cancer under controlled study conditions, and in two or three additional forms of cancer under uncontrolled study conditions, OXiGENE may receive product approval for Neu-Sensamide(TM) as a radiation sensitizer for all cancer indications treated with radiation. Typically, uncontrolled studies are of shorter duration because fewer patients have to be recruited and patient inclusion criteria are less stringent.

        OXiGENE has been testing Oxi-104, a new chemical compound, in its laboratories for effectiveness, toxicity and other effects. Although classified as an N-substituted benzamide, Oxi-104, unlike Sensamide(TM) and Neu-Sensamide(TM), is not based on the N-substituted benzamide known as metoclopramide. Oxi-104 has been designed with a molecular structure that, the Company believes, may reduce side effects while maintaining the sensitizing properties of other N-substituted benzamides. The Company currently anticipates commencing a Phase I clinical test of Oxi-104 after the intended filing of an IND with the FDA in the second quarter of 1997. Based on preliminary results, OXiGENE believes that Oxi-104 alone may induce tumor growth-inhibiting and tumor-killing effects.


                                     -25-
400608.12

        The Company's goal is to develop products that enhance the efficacy of existing forms of cancer treatment, such as radiation and chemotherapy, and improve a patient's quality of life, by reducing side effects and inhibiting the DNA repair function of, and increasing DNA damage in, tumor cells that have been subjected to treatment. The Company intends to continue and expand its ongoing clinical trial program in Europe and commence research and clinical trials in the United States. The Company does not own or lease any laboratories or other research and development facilities. The Company's policy has been to establish relationships with universities, research organizations and other institutions in the field of oncology. The Company intends to further broaden these relationships, rather than expand its in-house research, development and clinical staff. Although the Company plans to market its products, if and when approved for marketing, directly in certain European countries, it has had preliminary discussions with unaffiliated pharmaceutical companies regarding the formation of possible strategic alliances or joint ventures for the manufacturing and marketing of its products in the United States, the Far East and elsewhere. To date, the Company has not entered into any such alliances or ventures.

        The Company's proprietary technology is based on its knowledge of the processes by which certain enzymes repair damaged DNA sites, a function essential to a cell's survival. The cell's enzymes that normally repair DNA damage to the tumor cell counter the cytotoxic (cell-killing) effects of radiation therapy and chemotherapy by repairing the tumor cell's DNA that has been damaged by either of those therapies. Specifically, the Company utilizes its knowledge of how the DNA repair enzyme Adenosine Diphosphate Ribosyl Transferase ("ADPRT") functions in connection with radiation and chemotherapy on cancerous cells. Sensamide(TM) is a high-dosage form of metoclopramide. Metoclopramide is a compound, used for more than 30 years for other clinical indications, that inhibits ADPRT-modulated DNA repair. Neu-Sensamide(TM) is a conformationally altered form of Sensamide(TM).

        The Company has also developed proprietary assays (tests) that measure levels of ADPRT in blood, thereby suggesting DNA repair activity that the Company believes correlates to immune function and status, and has identified a mixture of compounds that it believes may be capable of stimulating DNA repair. Based on preclinical studies to date, OXiGENE is now planning the clinical development of these product areas.

        There can be no assurance that the Company's existing and planned product development efforts and clinical trials for Sensamide(TM)/Neu-Sensamide(TM), or any other compounds, will be successful or completed within anticipated time frames, or at all; that regulatory approvals will be obtained or will be as broad as sought; or that any products, if introduced, will achieve market acceptance. In addition, there can be no assurance that the Company's technology will prove effective, that the Company will be able to enter into strategic alliances or joint ventures or that the terms thereof will be favorable to the Company, or that the Company will be profitable.

Technology Overview

        OXiGENE's proprietary technology is based on the relationship between DNA repair and DNA damage as affected by both the operation of ADPRT (a DNA repair enzyme) and cell replication. Normal cells in the human body are constantly subjected to external assault from harmful environmental agents such as the sun's ultraviolet rays, toxic chemicals in the diet and carcinogens such as smoke that are absorbed into the body, as well as from internal assault from metabolic byproducts produced within the cell. These assaults cause damage, or genetic lesions, to the DNA molecules, which contain the genetic blueprint (instructions) for the cell. The cell's structural integrity is dependent on its ability to read and translate those blueprints. Repairing DNA damage is, therefore, essential to a cell's survival.

                                     -26-
400608.12

Consequently, the body attempts to counter this constant assault through its genetic mechanisms that monitor genetic lesions to a cell's DNA molecules and to repair them enzymatically.

        Repair enzymes move constantly along the DNA molecule seeking out genetic lesions and attempting to repair them through a process called "excision repair." One of these enzymes is ADPRT. It identifies a genetic lesion, attaches to the damaged site and engages other enzymes to help in the repair process. The injured portion of the DNA molecule is then removed by enzymatic digestion and additional enzymes repair the damage to that part of the molecule. As DNA is a double helix composed of diametrically opposed strands, the repair enzymes can use the unaffected strand of nucleotides (the class of nucleic acid compounds from which genes are constructed) as a template for determining the correct nucleotides to serve as replacement for the injured portion that has been removed. The process is completed by the repair enzymes, which produce the "complementary twin" and implant it in the previously removed damaged section.

                               [GRAPHIC OMITTED]

                                     -27-
400608.12

        The excision repair process is selective in that it concentrates on active regions of the DNA helix; i.e., those containing the genes that are most vital to the cell. Thus, when the rate of damage to a cell is more than the repair system can handle, generally the repair mechanism first repairs lesions in a cell that occur in frequently read genes, which are the genes that are important to a cell's day-to-day survival. Damage occurring to inactive or structural portions of the DNA that are not immediately important to a cell's survival is repaired only as time permits, if at all. Therefore, OXiGENE believes that cells become malignant or age by the accumulation of genetic lesions that the DNA repair system has failed to correct properly or in a timely manner.


[GRAPHIC OMITTED]

        The process of DNA repair in the human body


        Throughout life, cells replicate by division. Cell division (replication) occurs very quickly and defects are unavoidable. Genetic defects constitute a serious threat to a cell's survival. A persistent genetic defect, or mutation, increases the risk of disease and death. Cancer is a disease in which a mutated tumor cell divides uninterruptedly and in an uncontrolled manner. Normal cells die because tumor cells exhaust their nourishment, inhibiting a normal cell's ability to survive and eventually leading to organic malfunctions and possibly death.

        Traditionally, cancer treatment has been based on the theory that stopping uncontrolled cell division can halt or slow tumor growth. Both radiation and chemotherapy increase DNA damage in tumorous cells, causing toxicity and cell death. Tumorous cells are known to die by either of two mechanisms, necrosis (death with cell replication) and apoptosis (death without cell replication). OXiGENE's main product line of DNA repair inhibitors are based on N-substituted benzamides, which, the Company believes, cause tumor toxicity primarily by apoptosis. Apoptosis is initiated by cells as an alternative to necrosis, or mutation. The advantage of apoptotic death is that it allows normal living cells to absorb the various components that make up the apoptotic, dying cells without further enzymatic digestion of the cellular components as occurs with necrotic cell death. Accordingly, apoptosis causes

                                     -28-
400608.12
cell death without the many toxic side effects associated with necrosis and enzymatic digestion. This is an important basis for OXiGENE's product research and development since its goal is to create drugs to counteract cancer that are also less hazardous to the individual than those used today.

        DNA Repair Inhibition. Cancer therapy typically involves either or both of surgery, to remove the primary tumor, and the application of cytotoxic (cell-killing) agents, such as radiation or chemotherapy, to destroy primary and secondary tumors that are too small, diverse or broadly spread to be removed surgically (called metastases). Nearly all available radiation and chemotherapies work by increasing DNA damage to tumor cells, thus blocking those cells' replication and inhibiting their growth by necrosis or apoptosis, or both, and eventually leading to their death. As tumorous cells replicate substantially more frequently than normal cells, the body's normal DNA repair mechanism tends to counteract the effects of radiation and chemotherapy treatment by promoting the replication, or "regrowth," of the very tumors that have been treated. The Company believes that this process may be prevented by inhibiting the body's normal repair mechanism. Further, the Company believes that certain chemical compounds are capable of serving as "sensitizers," which supplement the radiation or chemotherapy phase of cancer treatment by inhibiting  DNA repair of the tumor cell and  increasing  DNA  damage,  thereby increasing the efficiency of the cytotoxic agents. Drugs that exhibit sensitizing properties permit an oncologist to elect either to achieve greater results with a given dose of radiation therapy or chemotherapy, or to reduce the level of the cytotoxic agent needed to achieve the same result. Frequently, however, oncologists must cut short therapy because side effects associated with certain sensitizing agents become intolerable before effective tumor killing can occur. The Company believes that its principal products are sensitizers that should be capable of inhibiting DNA repair of the tumor cell and increasing DNA damage without intolerable side effects when used in conjunction with traditional cancer treatments. See "OXiGENE's DNA Repair Products and Clinical Trial Program."

        DNA Repair Measurement and Stimulation The ADPRT enzyme is an important enzyme in the DNA repair process because it recognizes DNA damage and alters certain proteins in the damaged site, enabling the other repair enzymes to gain access to that site and to complete the excision repair process. Therefore, the Company believes that if an individual's level of ADPRT is high, DNA repair is being facilitated and DNA damage is being removed, and if an individual's level of ADPRT is low, DNA repair is being inhibited and DNA damage will accumulate. Consequently, by measuring individual levels of ADPRT, the Company believes it is possible to determine how well the DNA repair process is functioning in preventing accumulated DNA damage. OXiGENE believes that knowledge of DNA repair activity may be useful for monitoring or screening individuals for susceptibility to cancer, immune deficiencies, chemotherapeutic drug resistance and the success or failure of chemopreventive treatment.

        OXiGENE believes that knowledge of the body's metabolic function and its related process known as "oxidative stress," in which a small number of metabolic "mistakes" occur and cause the formation of certain intermediates that damage DNA, and knowledge of the body's inflammatory response that causes a decline in DNA repair, may lead to the development of drugs that may stimulate DNA repair. Drugs of that type, the Company believes, could reduce a person's susceptibility to cancer and certain diseases associated with the aging process by increasing net DNA repair capacity.

        Although the Company has conducted extensive preclinical cell and animal research into each of the areas of DNA repair measurement and DNA repair stimulation, and is currently planning the early stages of their clinical development, there can be no assurance that any drugs related to either of these areas can or will be developed by the Company. See "-- OXiGENE's DNA Repair Products and Clinical Trial Program."

                                     -29-
400608.12

Product Development and Marketing Strategy

        The Company's goal is to develop products that enhance the efficacy of existing forms of cancer treatment, such as radiation and chemotherapy, and improve a patient's quality of life, by reducing side effects and inhibiting the DNA repair function of, and increasing DNA damage in and death of, tumor cells. The Company intends to continue and expand its ongoing clinical trial program in Europe and commence research and clinical trials in the United States. The Company does not own or lease any laboratories or other research and development facilities. The Company's policy has been to establish relationships with universities, research organizations and other institutions in the field of oncology. The Company intends to further broaden these relationships, rather than expand its in-house research, development and clinical staff. Although the Company plans to market its products, if and when approved, directly in certain European countries, it has had preliminary discussions with unaffiliated pharmaceutical companies regarding strategic alliances or joint ventures for the manufacturing and marketing of its products in the United States, the Far East and elsewhere. To date the Company has not entered into any such alliances or ventures.

        Currently, the Company has collaborative arrangements with the University of Lund in Lund, Sweden, the Strang Cancer Prevention Center in New York, New York, New York University in New York, New York, Gray Laboratory in Middlesex, United Kingdom, Aarhus University in Aarhus, Denmark, Institut de Biologie Moleculaire et Cellulaire in Strasbourg, France and Georgetown University in Washington, D.C. See "Research and Development and Collaborative Arrangements."

        In particular, the Company believes that its collaborations with the University of Lund enable it to conduct clinical trials of its products in an environment offering a more homogenous patient population at less cost and more rapidly than the Company could achieve in the United States. The University of Lund has historically provided, and continues to provide, the Company with access to clinical trial facilities, patients and research facilities. Additionally, the Company benefits indirectly from certain research grants received by the University of Lund.

OXiGENE's DNA Repair Products and Clinical Trial Program

DNA Repair Inhibiting Products

        OXiGENE has discovered certain compounds in the family of N-substituted benzamides that it believes should be capable of inhibiting ADPRT-modulated DNA repair and selectively reacting with radiation to cause additional DNA damage preferentially in the treated area. OXiGENE believes that this selectivity is due to tumor cells exhibiting increased DNA repair activity as compared to normal cells, rendering them more sensitive to DNA repair inhibition and death by apoptosis. The Company believes, on the basis of its research activities to date, that its principal products, Sensamide(TM) and Neu-Sensamide(TM), should act as selective, targeted sensitizers of tumor tissue and sensitize radiation preferentially inside the treated area without producing significant toxic side effects outside the treated area.

        Oxi-104, the Company's newest compound, is not based on metoclopramide and, therefore, although it is classified as an N-substituted benzamide, it is unlike Sensamide(TM) or Neu-Sensamide(TM). The Company believes that Oxi-104 alone may induce tumor growth-inhibiting and tumor-killing effects. Oxi- 104 has been designed with a molecular structure that, the Company believes, may reduce side effects while maintaining the sensitizing properties of other N-substituted benzamides. For the Company's two

                                     -30-
400608.12
radiation sensitizer products, Sensamide(TM) and Neu-Sensamide(TM), both of which are based on an N-substituted benzamide known as metoclopramide, currently the limiting doses are determined by their central nervous system
(CNS) side effects. By comparison, Oxi-104 has not yet shown in animal studies any CNS side effects.

        The current emphasis of the Company's clinical trial program is on evaluating the safety and efficacy of Sensamide(TM) and Neu-Sensamide(TM) as sensitizing agents in combination with radiation therapy, with the goal of obtaining approval for Neu-Sensamide(TM) as a radiation sensitizer not limited to a specific form of cancer. In the middle of 1994, the Company commenced a 226-patient European, randomized, controlled Phase II/III clinical trial of Sensamide(TM) in patients with inoperable non-small cell lung cancer ("NSCLC"). In the fourth quarter of 1996, the Company intends to commence a 226-patient European, randomized, controlled Phase III clinical trial of Neu-Sensamide(TM) in patients with NSCLC. The combined results of the Sensamide(TM) and Neu-Sensamide(TM) studies are intended to serve as the basis of the Company's NDA for Neu-Sensamide(TM) as a radiation sensitizer for NSCLC. In August 1996, the Company commenced a 15-patient, open-label European Phase I/II study of Neu-Sensamide(TM) in patients with glioblastomas, a highly malignant form of brain cancer. The FDA has indicated in a meeting with the Company that if the Company is able to demonstrate the clinical efficacy of Neu-Sensamide(TM) in conjunction with radiation therapy in two different forms of cancer under controlled study conditions, and in two or three additional forms of cancer under uncontrolled study conditions, OXiGENE may receive product approval for Neu-Sensamide(TM) as a radiation sensitizer for all cancer indications treated with radiation.

        OXiGENE is collaborating with ILEX, a contract research organization based in San Antonio, Texas, on the development of Oxi-104. ILEX will conduct pre-clinical development work through the intended filing of an IND on a contract basis. This work will include pharmacokinetics studies, toxicology studies in accordance with cGLP standards, process development, scale-up/manufacturing for anticipated clinical trial needs under FDA current good manufacturing practice ("cGMP") standards, analytical development, and the intended compilation and submission of an IND. OXiGENE anticipates having a pre-IND meeting with the FDA regarding Oxi-104 in February 1997. This collaboration agreement commenced in May 1996 and continues until the completion of services thereunder as mutually agreed upon by the parties provided that OXiGENE has the right to terminate such agreement upon 30 days written notice. Generally, OXiGENE has the option to acquire an exclusive, worldwide, royalty free license and related know-how to any invention made by employees or agents of ILEX arising out of work performed pursuant to the obligations under the agreement, provided that OXiGENE pays all reasonable and appropriate costs and expenses associated with patent and copyright filing, prosecution, issuance and maintenance. If ILEX licenses rights to any invention to a third party, ILEX and OXiGENE will negotiate to pay OXiGENE a reasonable royalty consistent with rates found in the industry.

        The Company currently anticipates commencing a Phase I clinical trial of Oxi-104, after the intended filing of an IND with the FDA in the second quarter of 1997. Based on preliminary results, OXiGENE believes that Oxi-104 alone may induce tumor growth-inhibiting and tumor-killing effects.

        A summary of the clinical trials related to the Company's products that are currently under development is set forth in the following table (which is supplemented further by the more detailed information contained in Appendix I hereto):


                                     -31-
400608.12

Summary of OXiGENE's Clinical Trial Program

                                                     Total                             Treatment
   Study                 Phase       Country         patients      Randomization       Assignment                   Status
----------------------------------------------------------------------------------------------------------------------------------
Sensamide(TM)in            I/II      Sweden            23            None              All patients on          Published
NSCLC                                                                                  Sensamide(TM)(i.v.)      1995
                                                                                       with radiation
----------------------------------------------------------------------------------------------------------------------------------
Sensamide(TM)in            II/III    Norway,           226           Control           Sensamide(TM)            Ongoing;
NSCLC                                Denmark,                                          (i.v.) with              185 patients
                                     Sweden,                                           radiation - 113;         enrolled as
                                     Germany                                           Radiation only -         of Octo-
                                     and United                                        113                      ber 14,
                                     Kingdom                                                                    1996; report
                                                                                                                third quarter
                                                                                                                1997
----------------------------------------------------------------------------------------------------------------------------------
Comparative              I           United          19            Placebo,            Placebo-12;              Report
study in healthy                     Kingdom                       double-blind        Sensamide(TM)(i.v.)      September
volunteers of                                                      cross-over          -15; Neu-                1995
Sensamide(TM),                                                                            Sensamide(TM)(i.v.)
Neu-Sensamide(TM)                                                                      - 13;
and Placebo                                                                            Neu-Sensamide(TM)
                                                                                       (i.m.) - 13
----------------------------------------------------------------------------------------------------------------------------------
Neu-Sensamide(TM)        I/II        Sweden          15            None                Neu-Sensamide(TM)        Ongoing; 2
in glioblastomas                                                                       (i.m.) - 15              patients
                                                                                                                enrolled as
                                                                                                                of Octo-
                                                                                                                ber 14, 1996
----------------------------------------------------------------------------------------------------------------------------------
Neu-Sensamide(TM)        III         Europe          226           Control             Neu-Sensamide(TM)        Estimated
in NSCLC                             and United                                        (i.m.) with              start fourth
                                     States                                            radiation - 113;         quarter 1996
                                                                                       Radiation only -
                                                                                       113
----------------------------------------------------------------------------------------------------------------------------------
Oxi-104 in               I           United          15            None                All patients on          Planning
refractory cancer                    States                                            Oxi-104                  phase
(solid tumors)


Certain terms and abbreviations used in the foregoing table are explained in the Glossary.


DNA Repair Measuring Products

        ADPRT Assay Products. The Company believes that its knowledge of DNA repair activity may be applied to monitor or screen individuals for susceptibility to cancer, immune deficiencies and chemotherapeutic drug resistance. Studies have shown that DNA repair capacity may vary from one individual to another. OXiGENE has quantified individual levels of ADPRT as a DNA repair estimate. The Company holds an exclusive worldwide license, which expires in 2011, to issued Canadian, U.S. and European patents and a pending Japanese patent application covering an ADPRT diagnostic test that

                                     -32-
400608.12
measures ADPRT levels in white blood cells. The Company believes that a simple and inexpensive serum-based test may give a reliable surrogate indication of the level of ADPRT in white blood cells. OXiGENE has filed a U.S. patent application in October 1994, with respect to such a test.

        The New York University Medical Center, Department of Environmental Medicine and the Center of Aids Research have conducted an investigation using OXiGENE's assay for measuring ADPRT levels (i.e., a serum thiol-based surrogate test) on 133 patients who were intravenous narcotic drug users and were infected with the HIV virus that causes AIDS. The Company believes that this repair assay may assess DNA repair activity by measuring total serum thiol levels. The Company believes that preliminary results of this investigation indicate that this assay may be effective in monitoring the progression of HIV-related diseases. The Company believes that measuring a person's immune function through DNA repair activity may be a better indication of HIV-related disease progression and, consequently, survival than more commonly used indicators such as CD4 cell counts. The Company intends to pursue the development of a more-cost-effective, easy-to-administer version of the assay for commercialization.

DNA Repair Stimulating Products

        Cancer, as well as the general deterioration of the body leading to aging disorders connected to immunity, is generally recognized in medicine as a mutational disease arising from the build-up of genetic damage in unrepaired areas of DNA. By enhancing DNA repair in the inactive areas of the DNA structure, genetic damage build-up may be reduced with a reduction in cell mutation. OXiGENE research in this area has to date concentrated on identifying compounds that, the Company believes, may slow the natural production of DNA repair inhibitors produced by the body when inflammatory cells are activated as an early defense against infections or cancer cells. The Company believes, based on its research to date, that by blocking this natural production of DNA repair inhibitors by inflammatory cells, a net increase in DNA repair capacity can be achieved.

        The Company has developed a screening method based on DNA repair measurements of in vivo-exposed spleen and cells. The Company has identified a new mixture of naturally-occurring compounds that it believes should be capable of stimulating DNA repair, and which is currently under evaluation by the Company in cell and animal models to improve enhancement of DNA repair. OXiGENE has filed an international (PCT) patent application for this mixture of potential DNA repair stimulators.

        The Company believes that DNA repair enhanced compounds may be used to supplement, or under certain circumstances replace, chemopreventive or cancer retardant agents for cancer already in use, such as Tamoxifen(TM), as well as chemopreventive agents in various stages of development. Any DNA repair enhancer drugs currently being developed by OXiGENE are expected to be based on naturally occurring compounds, rather than synthetic analogs. Consequently, the Company believes that they may be less inherently toxic than newly-synthesized chemopreventive agents already in clinical trials. However, there can be no assurance that the Company will be able to develop any such drug, or if developed, that such drug could be successfully marketed.

Product Development and Regulatory Processes

        Research initially involves optimization of leading chemical structures into leading compounds. Once a leading compound has been identified, the preclinical phase commences. In that phase, certain selected compounds are tested for therapeutic potential in a number of animal models and undergo laboratory testing, with the objective of characterizing the investigated compounds in relation to existing

                                     -33-
400608.12
treatment and getting a first indication of the compounds' development potential. Successful preclinical work may lead to the filing of an IND, or a foreign equivalent, with the relevant national regulatory authorities. The IND is a permission to administer the compound to humans in clinical trials. Several years of research and testing generally are necessary before an IND can be obtained and clinical development commence. There can be no certainty that submission of an IND will result in FDA authorization to commence clinical trials or that authorization of a particular phase of a clinical trial program will result in authorization of other phases or that the completion of any clinical trials will result in FDA approval.

        The clinical development of new drugs is subject to approval by the health authorities in individual countries, which have broad discretionary powers. For example, the FDA reviews the results of all clinical studies and can discontinue a trial at any time if there is a significant safety issue, or if there is convincing evidence that the therapy is not effective for the chosen indication. The duration of the clinical phase requirements among countries vary considerably. For life threatening and severely debilitating conditions where products provide meaningful therapeutic benefit over existing treatments or where no satisfactory treatment currently exists, however, it is possible to accelerate the development process in the United States through the "Accelerated Drug Approval Program." In other countries, the trial process for drugs directed toward life threatening diseases is shortened by lower requirements regarding the patient sample size required to be met in the trials.

        The time periods mentioned below are indications only and may vary and be materially longer. Upon successful completion of the development program, a New Drug Application ("NDA"), or a foreign equivalent, may be submitted to the authorities, and, if approved, the product may then be marketed upon the terms and conditions of such approval. Submission of an NDA does not assure that the FDA will approve a product for manufacturing and marketing. Clinical trials are typically conducted in three sequential phases, but the phases may overlap.

        Phase I. The purpose of a Phase I study is to evaluate the toxicity of the tested compound and to establish how the tested compound is tolerated and decomposed in the human body. A Phase I clinical trial traditionally tests the compound for safety (adverse effects), dosage tolerance, metabolism, distribution, excretion and pharmacodynamics in a small group of healthy individuals. A Phase I may last up to one year.

        Phase II. A Phase II study marks the beginning of clinical trials on a limited number of patients to (i) determine the efficacy of the compound for specific indications, (ii) determine dosage tolerance and optimal dosage and
(iii) identify possible adverse effects and safety risks. The trials also seek to establish the most effective route of administration. Trials are conducted on a larger, but still limited number of carefully monitored patients. A Phase II may last up to two and one-half years.

        Phase III. If preliminary evidence suggesting effectiveness has been obtained during Phase II evaluations and the compound is found to have an acceptable safety profile in Phase II evaluations, a Phase III trial is undertaken. A Phase III is an extensive clinical trial in a large number of patients. The number of patients in a Phase III trial program depends to a great extent on the clinical indications that the drug addresses. Trials are often double-blinded and involve a detailed statistical evaluation of test results. The compound is tested against placebo and existing treatment, if such treatment is available. The product is manufactured in commercial quantities and tested for shelf life, or stability, and further evaluation of the clinical efficacy and safety of the compound takes place. Phase III may last several years and is the most time-consuming and expensive part of a clinical trial program. There can be no

                                     -34-
400608.12
assurance that Phase I, Phase II or Phase III testing will be completed successfully within any specified time period, if at all, with respect to any of the Company's products.

        OXiGENE, like other pharmaceutical companies, will be subject to strict controls covering the manufacture, labeling, supply and marketing of any products it may develop and market. The most important regulation is the requirement to obtain and maintain regulatory approval of a product from the relevant regulatory authority to enable it to be marketed in a given country. Further, OXiGENE is subject to strict controls over clinical trials of its potential pharmaceutical products.

        The regulatory authorities in each country may impose their own requirements and may refuse to grant, or may require additional data before granting, an approval even though the relevant product has been approved by another authority. The United States and European Union ("EU") countries have very high standards of technical appraisal and, consequently, in most cases a lengthy approval process for pharmaceutical products. The time required to obtain such approval in particular countries varies, but generally takes from six months to several years, if at all, from the date of application, depending upon the degree of control exercised by the regulatory authority, the duration of its review procedures and the nature of the product. The trend in recent years has been towards stricter regulation and higher standards.

        In the United States, the primary regulatory authority is the FDA. In addition to regulating clinical procedures and processes, the FDA investigates and approves market applications for new pharmaceutical products and is responsible for regulating the labeling, marketing and monitoring of all such products, whether marketed or under investigation. Upon approval in the United States, a drug may only be marketed for the approved indications in the approved dosage forms and dosages. In addition to obtaining FDA approval for each indication to be treated with each product, each domestic drug manufacturing establishment must register with the FDA, list its drug products with the FDA, comply with cGMP requirements and be subject to inspection by the FDA. Foreign manufacturing establishments distributing drugs in the United States also must comply with cGMP requirements and list their products and are subject to periodic inspection by the FDA or by local authorities under agreement with the FDA.

        In Europe, the European Committee for Proprietary Medicinal Products provides a mechanism for EU-member states to exchange information on all aspects of product licensing and assesses license applications submitted under two different procedures (the multistate and the high-tech concentration procedures). The EU has established a European agency for the evaluation of medical products, with both a centralized community procedure and a decentralized procedure, the latter being based on the principle of mutual recognition between the member states.

        There can be no assurances that any of the Company's products will ever obtain the governmental approvals necessary to permit commercial sales of any of its products. See "Risk Factors--Early Stage of Development; Uncertainties of Clinical Trials; Unproven Safety and Efficiency."

Research and Development and Collaborative Arrangements

        The Company's research and development programs are generally pursued in collaboration with academic and other institutions. Under current arrangements, the Company is not required to pay any royalties or licensing fees for technology and products developed with financial assistance from or at the facilities of such agencies and institutions, except for a 5% gross royalty payable in respect of an exclusive worldwide license of the patent covering the ADPRT diagnostic assay and certain costs related

                                     -35-
400608.12
to the filing, prosecuting and maintaining of patents and copyrights. There can be no assurance that royalties or fees, potentially material as to their amount, will not be required under any future arrangements.

        The Company incurred approximately $0.9 million, $1.8 million and $2.8 million in research and development expenses in the years ended December 31, 1993, 1994 and 1995, respectively. For the six month period ended June 30, 1996, such expenses were approximately $2.4 million. Substantially all of these amounts represent external research and development expenditures.

        Swedish Cancer Society. In 1992, the Swedish Cancer Society awarded Dr. Ronald Pero, in his capacity as a faculty member of the University of Lund, a three-year grant for a total of approximately $0.3 million to investigate benzamide and nicotinamide analogs relating to Sensamide(TM) as radiosensitizers. This grant was renewed in 1995 for a one year period totaling approximately $0.2 million. The Company was not the recipient of any of these funds. The study's principal objective was to determine what chemical features give benzamide/nicotinamide compounds multiple forms of radiosensitizing action.

        In 1992, Dr. Pero, in his capacity as a faculty member of the University of Lund, was awarded another Swedish Cancer Society research grant (principal investigator Professor Goran Berglund), for a total of approximately $0.4 million over a three-year period, to direct the biological bank and biomarker program portion of the Malmo Diet Study. This project has had its funding renewed until October 1996, the anticipated date of completion of patient enrollment. The Company was not the recipient of any of these funds. The Malmo Diet Study, sponsored in part by the World Health Organization, involves a large ongoing controlled case study in which individuals between the ages of 46 years and 64 years, living in the city of Malmo, Sweden, have been invited to participate in a study designed to evaluate dietary factors as causative agents for cancer. The city of Malmo was selected as the site of this study because of the historically high incidence of cancer in its relatively homogeneous population.

        University of Lund/Strang Cancer Prevention Center Agreement. In 1987, the University of Lund entered into a research collaboration agreement with the Strang Cancer Prevention Center in New York City. The purpose of the collaboration is to develop biomarkers and to contribute to the basic knowledge of DNA repair in relation to human diseases. The program is conducted primarily in the Wallenberg Laboratory of the University of Lund. Dr. Pero was appointed to head this international collaborative effort and was awarded professorial privileges and laboratory space, which is currently being used by Dr. Pero and his research colleagues. Initially, Dr. Pero's salary was paid by the Strang Cancer Prevention Center, but in 1990 that responsibility was assumed by the Company. The Wallenberg Laboratory specializes in providing research space to selected research projects being developed within the academic community. Currently, the program focuses its research efforts on immunology and tumor biology, areas directly related to the Company's technology development. Most of the Company's research, development, preclinical testing and clinical trials are carried out at the Wallenberg Laboratory, financed by research grants and contracts. The University of Lund has not claimed any proprietary interest in the products developed by the Company there.

        In April 1994, the Department of Oncology, Lund University Hospital and the Company entered into an agreement with respect to the multicentered clinical trial of 226 patients to evaluate Sensamide(TM) as a radiosensitizer. This agreement provides that the Department of Oncology, Lund University Hospital will provide all the clinical items necessary for the study in accordance with the protocol approved by the Swedish Medical Drug Agency.


                                     -36-
400608.12

        Preventive Medicine Institute. Pursuant to an agreement dated October 7, 1991 (the "PMI License Agreement"), between a predecessor of the Company and Preventive Medicine Institute, a New York not-for-profit corporation affiliated with the Strang Cancer Prevention Center in New York, New York, the Company received an exclusive, worldwide license to patent rights and related know-how covering the ADPRT diagnostic assay, which license expires on October 7, 2011. The PMI License Agreement requires the Company to pay a royalty equal to 5% of the total amount of any net revenues received by the Company in respect of the ADPRT diagnostic assay. To date, the Company has made no royalty payments as this product has not been commercially developed.

        New York University Medical Center. In 1990, Dr. Pero was appointed as adjunct professor at New York University Medical Center, and was provided with certain laboratory space. During 1995, Dr. Pero continued to use the space to conduct research using diagnostic tests as biomarkers of hazardous environmental exposures, cancer susceptibility and AIDS prognosis while continuing development of a simple and inexpensive surrogate version of the assay (test) for commercialization. In 1994, the Company entered into a preclinical study agreement with New York University Medical Center, pursuant to which the Company would sponsor a research study entitled "Retrospective Trial of N-Cloroamine as a Prognostic Indicator of HIV Disease," which is related to the Company's diagnostic test. The Company paid New York University approximately $25,000 in connection with this project. In addition, the Company has agreed to sponsor two research projects of the Department of Environmental Medicine, New York University Medical Center, which are to be conducted by Dr. Krystyna Frenkel, PhD. The two projects are (i) the development of an assay that can serve as a biomarker of risk, which is based on a determination of the serum thiol status of human serum (plasma); and (ii) the utilization of Malmo Diet and Cancer biological bank to assess the role of oxidative stress in the regulation of individual susceptibility to cancer from dietary factors. New York University Medical Center will receive a total of approximately $82,000 for these projects.

        Professor Myron K. Jacobson, The College of Pharmacy, University of Kentucky. Professor Jacobson is the Chairman of the Division of Medicinal Chemistry and Pharmaceuticals, College of Pharmacy, University of Kentucky, Lexington, Kentucky. In November 1994, the Company entered into a consulting agreement with Professor Jacobson, under which he will assist the Company's core research and development efforts in the DNA repair area and
ADP-ribosylation. Dr. Jacobson is paid a $5,000 per annum consulting fee and was granted options to acquire 5,000 shares of the Company's Common Stock at an exercise price of $5.50 per share. The options fully vest on December 31, 1996, provided Dr. Jacobson remains a consultant to the Company through that date, and terminate in 2004.

        Dr. Michael Horsman, The Danish Cancer Society, Aarhus, Denmark. Dr. Horsman entered into a consulting agreement with the Company in November 1994, under which he will assist the Company's research programs in determining certain relationships between the Company's drugs and radiation. Dr. Horsman is paid a $5,000 per annum consulting fee.

        Dr. David J. Chaplin, the Gray Laboratory Cancer Research Trust Mount Vernon Hospital, Middlesex, United Kingdom. Dr. Chaplin is Head of the Tumour Microcirculation Group at the Gray Laboratory Cancer Research Trust, Mount Vernon Hospital. Under an agreement signed in May 1995 Dr. Chaplin retains his position at the Gray Laboratory but is also employed by OXiGENE as Vice President for Basic Research, Sensitizer Program and serves as the Secretary of the Company's Scientific Advisory Board. The term of such agreement has been extended to April 30, 1997. Dr. Chaplin is responsible for planning, on behalf of the Company, certain preclinical studies to evaluate certain of the Company's proprietary compounds at the Gray Laboratory and, in conjunction with Dr. Pero, defining

                                     -37-
400608.12
and coordinating radio- and chemosensitizing studies of the Company's proprietary compounds at other research centers. Dr. Chaplin is paid $30,000 per annum and was granted options to purchase 30,000 shares of Common Stock, at an exercise price of $5.375 per share, vesting in three installments, on June 1, 1995, 1996, and 1997. Gray Laboratory receives the equivalent of approximately $42,000.

        Dr. Sylviane Muller, Le Centre National de la Recherche Scientifique, (Institut de Biologie Moleculaire et Cellulaire) Strasbourg, France. In November 1995, the Company entered into a one year research agreement with Le Centre National de la Recherche Scientifique ("CNRS") pursuant to which OXiGENE and CNRS will conduct a collaborative study under the supervision of Dr. Muller, on the "Preparation of Antibodies Reacting Selectively with the Oxidized Zinc Finger Region of Poly-ADPRT." The Company will pay CNRS the equivalent of approximately $35,000 for this study.

        Dr. Mark Smulson, Georgetown University, Washington D.C. Under a July 1996 research agreement with Georgetown University, Dr. Smulson will conduct research to clarify the interference of N-substituted benzamides with the functioning of ADPRT and related enzymes. New inventions or discoveries conceived or reduced to practice during and as a part of the research performed pursuant to such agreement solely by Georgetown University's principal investigator, faculty, staff, employees or students are the sole property of the University; if such inventions or discoveries are conceived or reduced to practice jointly by such persons of Georgetown University and one or more employees of the Company, then such inventions or discoveries are owned jointly by the Company and Georgetown University. In either event, the Company has a right of first offer to enter into a royalty bearing license agreement to practice such new invention or discovery (such license shall be exclusive or nonexclusive and worldwide except for those countries in which patents are valid and enforceable and for which the Company does not reasonably assume responsibility for out of pocket costs associated with obtaining and maintaining related patents). The agreement terminates on June 30, 1997, provided that the agreement may be terminated by either party upon thirty days' prior written notice or upon certain other events. Georgetown University will receive a total of approximately $72,000 for this study, of which approximately $36,000 has been paid to date.

Patents and Trade Secrets

        Certain of OXiGENE's current products are based on available compounds that are produced by others. The Company anticipates that any products it develops hereafter may include or be based on the same or other compounds owned or produced by unaffiliated parties, as well as synthetic compounds it may discover. Although the Company expects to seek patent protection for any compounds it discovers, there is no assurance that any or all of them will be subject to effective patent protection. Further, the development of regimens for the administration of pharmaceuticals, which generally involve specifications for the frequency, timing and amount of dosages, has been, and the Company believes will continue to be, important to the Company's efforts, although those processes, as such, may not be patentable.

Patent Protection

        It is the Company's policy to seek patent protection in the United States and in foreign countries. Primarily because of differences among patent laws in various jurisdictions, the scope of, and hence the protection afforded by, any patents OXiGENE may receive may vary from jurisdiction to jurisdiction even though they relate essentially to the same subject matter.


                                     -38-
400608.12

        The patent position of firms in the Company's industry generally involves highly complex legal and other issues, resulting in both an apparent inconsistency regarding the breadth of claims allowed in United States patents and general uncertainty as to their legal interpretation and enforceability. Accordingly, there can be no assurance that patent applications owned by the Company will result in patents being issued or that, if issued, the patents will afford competitive protection.

        Further, there can be no assurance that products or processes developed by the Company will not be covered by third party patents, in which case continued development and marketing of those products or processes could require a license under such patents. There can be no assurance that if a legal action were to be brought against the Company on the basis of any third party patents, such action would be resolved in the Company's favor. Such an unfavorable result against the Company could result in monetary damages and injunctive relief. Further, even a favorable result could cause expenditure of substantial monetary and other resources in connection with the Company's defense against any such action.

Granted Patents and Pending Applications

        The following is a brief description of the Company's current patent position, both in the United States and abroad. As U.S. patent applications are maintained in secrecy by the U.S. Patent and Trademark Office until patents issue and because publication of discoveries in the scientific or patent literature often lags behind actual discoveries, OXiGENE cannot be certain that it was the first creator of inventions covered by its pending applications or that it was the first to file patent applications for those inventions.

        As of October 18, 1996, the Company is the assignee of four granted U.S. patents, four pending U.S. patent applications, and of granted patents and/or pending applications in other countries (and/or international applications designating other countries) corresponding to three of the granted U.S. patents and two of the pending U.S. applications. Two of the U.S patents issued in 1996. Three of the pending U.S. applications were filed in 1996, of which one is a provisional application and another is a U.S.- designating international application (also designating other countries) based on a U.S. provisional application filed in 1995.

        Specifically, the Company is the assignee of a U.S. patent, granted April 20, 1993, for glutathione-s-transferase Mu (an inherited enzyme) as a measure of drug resistance, covering a test for resistance to nitrosoureas (a class of chemotherapeutic agents). In addition, the Company is the assignee of a U.S. patent, granted August 23, 1994, for tumor or cancer cell-killing therapy (covering methods of using N-substituted benzamides including Sensamide(TM) and Neu-Sensamide(TM) as radio- and chemosensitizers), and of granted patents in Australia, Canada, Europe (designating 13 countries), Ireland, Israel, Mexico and South Africa and an allowed patent application in Russia (as well as pending applications in Denmark and Japan) corresponding thereto. The Company is also the assignee of two U.S. patents, both granted October 1, 1996, for methods of administering and pharmaceutical formulations containing N-substituted benzamides and/or acid addition salts thereof (covering, e.g., Neu-Sensamide(TM)) and for methods of administering phenothiazines and/or acid addition salts thereof, and of a granted South African patent and pending European and other foreign applications corresponding to these two new U.S. patents. The Company's four pending U.S. applications and international counterparts cover further methods of testing or treatment and compositions, including the Oxi-104 compound.


                                     -39-
400608.12

        Moreover, the Company is the exclusive licensee of a U.S. patent, granted January 9, 1996, for a diagnostic test involving measurements related to the cellular process of DNA repair and drug resistance, and is the exclusive licensee of corresponding granted Canadian and European patents and a corresponding pending Japanese patent application. The owner of the licensed patents and application is Preventive Medicine Institute, a New York not-for-profit corporation affiliated with the Strang Cancer Prevention Center in New York, New York.

Trade Secrets and Technological Know-How

        While the Company generally has and will continue to pursue a policy of seeking patent protection to preserve its proprietary technology, it also has and will continue to rely on trade secrets, unpatented proprietary information and continuing technological innovation to develop and maintain its competitive position. There can be no assurance, however, that others will not independently develop substantially equivalent proprietary information and technology or otherwise gain access to such or equivalent trade secrets, proprietary information or technology or that OXiGENE can meaningfully protect its rights to such secrets, proprietary information and technology.

        OXiGENE generally requires its employees and Scientific Advisory Board members to enter into confidentiality agreements with the Company. Those agreements provide that all confidential information developed or made known to the individual during the course of the relationship is to be kept confidential and not to be disclosed to third parties, except in specific circumstances. In the case of employees, the agreements also provide that all inventions conceived by such employees shall be the exclusive property of OXiGENE. There can be no assurance, however, that any such agreement will provide meaningful protection for the Company's trade secrets, proprietary information or technology in the event of unauthorized use or disclosure of such information. Moreover, although the Company has confidentiality agreements with the institutions that perform its research, development, preclinical tests and clinical trials, the Company has no such agreements with the employees of such institutions, and there can be no assurance that these employees will abide by the terms of such agreements.

Competition

        The industry in which the Company is engaged is characterized by rapidly evolving technology and intense competition. The Company's competitors include, among others, major pharmaceutical and biotechnology companies, many of which have financial, technical and marketing resources significantly greater than those of the Company. In addition, many of the small companies that compete with the Company have also formed collaborative relationships with large, established companies to support research, development, clinical trials and commercialization of products that may be competitive with those of the Company. Academic institutions, governmental agencies and other public and private research organizations are also conducting research activities and seeking patent protection and may commercialize products on their own or through joint ventures or other collaborations.

        The Company is aware of a number of companies engaged in the research, development and testing of new cancer therapies or ways of increasing the effectiveness of existing therapies. Such companies include, among others, Bristol-Myers Squibb Company, Glaxo Wellcome PLC, Eli Lilly and Company, Ciba-Geigy Ltd., U.S. Bioscience Inc. and Johnson & Johnson, some of whose products have already received regulatory approval or are in later stages of clinical trials. The Company is also aware of companies engaged in the research, development and testing of diagnostic assays for cancer, including Introgen Therapeutics, AntiCancer Inc., Transgene and Medarex Inc. There are other companies that

                                     -40-
400608.12
have developed or are in the process of developing technologies that are, or in the future may be, the basis for competitive products in the field of cancer therapy or other products the Company intends to develop. Some of those products may have an entirely different approach or means of accomplishing the same desired effects as the products being developed by the Company, such as gene transfer therapy, immunotherapy and photodynamic therapy. There can be no assurance that the Company's competitors will not succeed in developing technologies and products that are more effective, safer or more affordable than those being developed by the Company.

        Radiation therapy has been increasingly accepted as a complement to chemotherapy in a multi-modality treatment of NSCLC. Further, a number of organizations have developed new chemotherapeutic regimens that are under study in late-stage clinical trials. To the best knowledge of the Company, however, none of those organizations is, and none of the new forms of non-surgical cancer treatment currently under development and in clinical trials appears to be, directly competitive with Sensamide(TM) or Neu-Sensamide(TM) as a sensitizer.

        As the Company's existing products are intended to complement and enhance radiation therapy and chemotherapy as applied to NSCLC, the Company believes that enhancements in those treatments, particularly if they lead to their successful application, could increase the potential market for the Company's products, although there can be no assurance in this regard. Moreover, if the Company's products also complement new cancer treating therapies, the use of these new therapies might also expand the Company's potential market.

        The Company expects that if any of its products gain regulatory approval for sale they will compete primarily on the basis of product efficacy, safety, patient convenience, reliability, price and patent position. The Company's competitive position also will depend on its ability to attract and retain qualified scientific and other personnel, develop effective proprietary products and implement joint ventures or other alliances with large pharmaceutical companies in order to jointly market and manufacture its products.

Employees

        The Company's policy has been, and continues to be, to maintain a relatively small number of executives and other employees and to rely as much as possible on consultants and independent contractors for its research, development, preclinical tests and clinical trials. As of October 14, 1996, the Company had eleven full-time employees, of which seven were engaged in research and development and monitoring of clinical trials. Most of the Company's preclinical tests and clinical trials are subcontracted and performed at the University of Lund, Sweden, and at other European centers, with the assistance primarily of CATO Research, Ltd., Durham, North Carolina, an independent clinical research firm, IPC Nordic A/S, a Danish pharmaceutical consulting firm, and ILEX Oncology Inc., a contract research organization in San Antonio, Texas.

Properties

        The Company subleases its executive offices in New York, New York, currently at an annual rent of approximately $41,000. The lease expires on December 31, 1996. The Company believes that it can readily find alternate executive office space suitable to its needs and at a reasonable cost should it be required to do so. Recently, the Company opened an executive office in Stockholm, Sweden, in anticipation of the listing of its Common Stock on the Stockholm Stock Exchange. The Stockholm office

                                     -41-
400608.12
is subleased, at an annual rate of approximately $25,000, under an arrangement that expires in September 1998. The Stockholm office sublease may be terminated at any time upon nine months written notice. The Company also leases an office at the Ideon Research Park in Lund, Sweden. The lease expires on January 31, 1998, and the annual rent is approximately $19,500. The Company does not own or lease any laboratories or other research and development facilities.


                                     -42-
400608.12

                                                    MANAGEMENT


Executive Officers and Directors

The executive officers and Directors of the Company are as follows:

Name                                    Age    Position

Bjorn Nordenvall, M.D., Ph.D.(2).....   44     Chief    Executive     Officer,
                                               President  and  Chairman of the
                                               Board of Directors


Claus Moller, M.D., Ph.D.............   34     Chief  Medical  Officer  and  a
                                               Director


Ronald W. Pero, Ph.D.................   55     Chief Scientific  Officer and a
                                               Director


Marvin H. Caruthers(1)...............   56     Director


Michael Ionata(1)(2).................   45     Director

Bo Haglund...........................   44     Chief Financial Officer

M. Andica Kunst......................   35     Vice  President  and  Corporate
                                               Secretary

----------------------------
(1)     Member of Compensation Committee
(2)     Member of Audit Committee

Bjorn Nordenvall, M.D., Ph.D. was appointed as a Director in March 1995, and became the Company's President and Chief Executive Officer in June 1995 and Chairman of the Board of Directors in June 1996. From March to August 1996, Dr. Nordenvall served as the Company's Chief Financial Officer. Dr. Nordenvall serves as Chairman of the Company's Audit Committee. Dr. Nordenvall is a specialist in general surgery and, from 1987 to September 1996, was president of Sophiahemmet AB, a Stockholm-based hospital. During 1983 and 1984, Dr. Nordenvall was president of Carnegie Medicine AB, Stockholm, Sweden, a biotechnology company, and from 1977 through 1985, he practiced surgery at Danderyd Hospital, Stockholm. From 1984 through 1986, Dr. Nordenvall served as a consultant to Carnegie, a Swedish investment banking company, and, since
1984, he has been a consultant to Skandia Insurance Company, a Swedish insurance company.

Claus Moller, M.D., Ph.D. was appointed as a Director in March 1995 and became the Company's Chief Medical Officer in March 1995. Since April 1, 1994, Dr. Moller has served as a consultant to the Company, responsible for coordinating the Company's European clinical trials. Dr. Moller is the President and a principal shareholder of IPC Nordic A/S, a Danish pharmaceutical consulting firm. See "--Certain Relationships and Related Transactions." From 1989 to 1994, Dr. Moller was medical director for Synthelabo Scandinavia A/S, a Danish pharmaceutical company, and from 1983 to 1992, he was involved in cell biology and biomedical research at the University of Copenhagen, Denmark.

Ronald W. Pero, Ph.D. is a co-founder of OXiGENE, and has been a Director and the Company's Chief Scientific Officer since its inception. From November 1993 to June 1995, Dr. Pero also served as President of the Company. Dr. Pero specializes in the field of DNA repair and its relation to cancer

                                     -43-
400608.12
treatment, and directs and coordinates the Company's research and development efforts. Dr. Pero has been a fellow of the National Institute of Environmental Health Sciences in Research Triangle Park, North Carolina, a director of the Division of Biochemical Epidemiology at the Strang Cancer Prevention Center in New York City, and currently holds faculty positions at both New York University Medical Center and the University of Lund in Lund, Sweden, where he is a Professor of Molecular Ecogenetics. Dr. Pero is also a member of the American Association of Science, New York Academy of Sciences, International Preventive Oncology Society, European Society for Therapeutic Radiation Oncology and The American Association of Cancer Research, as well as serving as Scientific Director of the Board of Trustees of the Swedish American Research Foundation. Dr. Pero has published more than 175 manuscripts related to his research.

Marvin H. Caruthers, Ph.D. was elected as a Director at the Company's 1996 Annual Meeting of Stockholders in June 1996, and serves on the Company's Compensation Committee. Dr. Caruthers is a Professor of Chemistry and Biochemistry at the University of Colorado, Boulder, Colorado, whose research in nucleic acid chemistry resulted in new methods for the chemical synthesis of DNA. Dr. Caruthers is a scientific co-founder of, and serves as a consultant to, Amgen Inc., a biotechnology company engaged in the development of products derived from gene synthesis capabilities, and is a scientific co-founder of Applied Biosystems Inc., a biotechnology company engaged in the development of DNA synthesizers and protein sequencers and a division of The Perkin-Elmer Corporation. Dr. Caruthers also serves on the board of directors of BioStar, Inc., a biotechnology company, and Skandigen AB, a publicly-traded Swedish biotechnology company ("Skandigen"). Dr. Caruthers, who is a member of the United States National Academy of Sciences and the American Academy of Arts and Sciences, has published more than 140 manuscripts related to his research.

Michael Ionata was appointed as a Director in October 1995, and serves as Chairman of the Company's Compensation Committee. Mr. Ionata is Director of Corporate Finance of Nordberg Capital Inc., an investment banking firm based in New York. From May 1983 to May 1991, Mr. Ionata worked in corporate finance and venture capital management at Den Norske Bank, a Norwegian bank, in its New York office. Prior to joining Den Norske Bank, Mr. Ionata worked for Coopers & Lybrand LLP specializing in valuations, cost-benefit analysis and restructurings. Mr. Ionata is currently a director of C.E.L. Industries Poland, a restaurant company, and was a director of Skandigen.

Bo Haglund was appointed Chief Financial Officer in August 1996. From January 1992 to August 1996, Mr. Haglund was employed by Carnegie in various capacities, most recently heading its London operations, focusing on the marketing of Scandinavian and emerging market stock to U.K. investors. Prior to joining Carnegie, from November 1990 to January 1992, Mr. Haglund was executive vice president and chief financial officer of Swedish Exploration Consortium AB, a Swedish publicly-traded company engaged in oil and gas exploration. From January 1988 to October 1990, Mr. Haglund was vice president finance of Cool Carriers AB, a shipping company, and from April 1982 to December 1987, he was chief financial officer of Gulf Agency Group, a ship brokerage company.

M. Andica Kunst was appointed Vice President and Corporate Secretary in July 1996. Ms. Kunst is responsible for the Company's legal and administrative affairs. Prior to joining the Company, Ms. Kunst was an attorney with the New York City law firm of Battle Fowler LLP, the Company's outside general counsel in the United States. Ms. Kunst holds a LL.M. in Corporate Law from New York University School of Law, a Masters in International Affairs from The George Washington University and degrees in Dutch and International Law from the University of Amsterdam, Amsterdam, The Netherlands.


                                     -44-
400608.12

Board of Directors Committees and Meetings

        The Board of Directors has two standing committees: the Audit Committee and the Compensation Committee. Currently, the Company has no Executive Committee.

        The Audit Committee reviews, with the Company's independent auditors, the scope and timing of their audit services and any other services they are asked to perform, the auditor's report on the Company's financial statements following completion of their audit and the Company's policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee makes annual recommendations to the Board of Directors regarding the appointment of independent auditors for the ensuing year. The Audit Committee currently consists of Messrs. Nordenvall (Chairman) and Ionata.

        The Compensation Committee reviews and makes recommendations to the Board of Directors regarding the salaries, benefits and bonuses of the Company's officers. In addition, the Compensation Committee reviews and advises on general policy matters relating to employee compensation and benefit matters, and administers the OXiGENE 1996 Stock Incentive Plan. The Compensation Committee currently consists of Messrs. Ionata (Chairman) and Caruthers, the Company's two non-employee directors.

Advisors to Board of Directors

        Following the Company's 1996 Annual Meeting of Stockholders in June 1996, Professor Hans Wigzell and Dr. Peter Sjostrand were appointed as advisors to the Board of Directors. In that capacity they attend meetings of, although they do not vote on any matters submitted to, the Board of Directors and regularly provide expertise and advice to the Company in several areas.

        Peter Sjostrand, M.D., serves on the board of directors of PharmaVision 2000 AG, a publicly-traded Swiss investment company focusing on the health care industry, and is the chairman of the board of directors of Trygg-Hansa, a publicly-traded Swedish insurance company. From 1975 through 1993, Dr. Sjostrand was employed by Astra AB, a publicly-traded Swedish pharmaceutical company, most recently as its executive vice president and chief financial officer. In addition to a medical degree from the Karolinska Institute, Dr. Sjostrand holds a Bachelors degree in Economics from the Stockholm School of Economics.

        Hans Wigzell, M.D., Ph.D., is Professor and Chairman of the Department of Immunology at the Karolinska Institute, Stockholm, Sweden, a well known medical research institute in Europe. He is a member of the Nobel Committee for the prize in medicine, of which he recently served as chairman. Professor Wigzell currently is a member of the editorial board of several international medical journals and has published more than 400 articles in the areas of tumor biology, immunology, cell biology and infectious diseases. Professor Wigzell is also the Chairman of the Company's Scientific Advisory Board.

Scientific Advisory Board

        In August 1992, the Company established a Scientific Advisory Board, which currently consists of nine members. The Scientific Advisory Board discusses, and meets annually to evaluate, the Company's research and development projects. Members of the Scientific Advisory Board receive $500 per meeting actually attended and are reimbursed for reasonable out-of-pocket expenses. In addition, each

                                     -45-
400608.12
member of the Scientific Advisory Board, with the exception of Dr. Berglund, Professor Wigzell, Dr. Horsman and Dr. Chaplin, each of whom joined the Scientific Advisory Board after its formation, has received warrants to purchase 5,000 shares of Common Stock, at an exercise price of $1.95 per share, expiring in May 1998, and options to purchase 2,500 shares of Common Stock, at an exercise price of $7.25 per share, expiring in December, 2003. Prior to the establishment of the Scientific Advisory Board, certain of its members advised the Company on certain projects. Certain members of the Scientific Advisory Board also have other relationships with the Company, as described below.

        Dr. Berglund, who joined the Scientific Advisory Board in December 1993, received options to purchase a total of 5,000 shares of Common Stock, exercisable at $7.25 per share, expiring in December 2003. Professor Wigzell, who joined the Scientific Advisory Board in August 1994, received stock appreciation rights with respect to 30,000 shares of Common Stock, at a reference price of $7.63 per share, expiring in August 2004. These stock appreciation rights vest in three equal annual installments on each of August 1995, 1996, and 1997. In addition, Professor Wigzell receives cash compensation of $10,000 per annum. Dr. Horsman, who joined the Scientific Advisory Board in November 1994, received options to purchase 5,000 shares of Common Stock, exercisable at $5.50 per share. Dr. Chaplin, who joined the Scientific Advisory Board in May 1995, received options to purchase 30,000 shares of Common Stock, at an exercise price of $5.375 per share, expiring in May 2005. These options vest in three equal annual installments on each of May 30, 1996, 1997, and 1998. In addition, Dr. Chaplin receives cash compensation of $30,000 per annum.

        The members of the Company's Scientific Advisory Board are:

        Hans Wigzell, M.D., Ph.D., is Chairman of the Scientific Advisory Board. His biography is listed above under the subcaption "- Advisors to Board of Directors."

        David J. Chaplin, Ph.D., is Head of the Tumour Microcirculation Group at the Gray Laboratory, the Mount Vernon Hospital, Middlesex, United Kingdom and a consultant to the Company (see "Business--Research and Development and Collaborative Arrangements"). The Gray Laboratory is a leading radiation biology research laboratory. Dr. Chaplin has published more than 100 papers in the area of chemical radiosensitizers and tumor biology.

        Goran Berglund, M.D., Ph.D., is Professor of Medicine, Malmo General Hospital, Vice Dean, Faculty of Medicine, Lund University, Sweden. Dr. Berglund has published numerous articles, most recently on the biological bank and biomarker program aspects of the Malmo Diet Study.

        Michael Horsman, Ph.D., is Senior Scientist in the Danish Cancer Societies' Department of Clinical Oncology in Aarhus, Denmark. Dr. Horsman has published more than 100 papers on the chemical modification of radiation and heat damage in tumors.

        Myron Jacobson, Ph.D., is Professor and Chairman of the Division of Medicinal Chemistry and Pharmaceuticals, College of Pharmacy, and a member of the Lucille Parker Markey Cancer Center of the University of Kentucky. Dr. Jacobson has published more than 100 papers in the area of biological responses to DNA damage. Dr. Jacobson acts also as a consultant to the Company regarding certain technical and clinical aspects of the Company's research and development program (see "Business--Research and Development and Collaborative Arrangements").


                                     -46-
400608.12

        Dick Killander, M.D., Ph.D., , is Professor and Chairman of the Department of Oncology, University of Lund Hospital, Lund, Sweden. Dr. Killander serves on the board of the Swedish Cancer Foundation, and has published more than 100 articles in the areas of quantitative cytochemistry and clinical oncology. Dr. Killander is the principal clinical investigator for the Company's ongoing clinical trials.

        Daniel G. Miller, M.D., is President of the Strang Cancer Prevention Center, New York, New York, and has held several posts at Memorial Sloan-Kettering Cancer Center and The New York Hospital-Cornell Medical Center in New York, New York. Dr. Miller has been a cancer consultant to the World Health Organization in Thailand and the Radiation Effects Research Foundation in Hiroshima, Japan. He is the founder, and served as the first President, of the American Society of Preventive Oncology.

        Michael P. Osborne, M.D., is Director of Strang-Cornell Breast Center and is an Attending Surgeon in the Department of Surgery at The New York Hospital-Cornell Medical Center, both in New York, New York. Dr. Osborne has published more than 100 articles on breast cancer.

        Mark E. Smulson, Ph.D., is Professor of Biochemistry and Molecular Biology, Georgetown University Medical Center, Washington, D.C., and heads that University's Lombardi Cancer Center's Program of ADP-Ribosylation and DNA Repair. Dr. Smulson has published a total of approximately 100 papers and chapters on the molecular biology aspects of the ADPRT repair enzyme.

Executive Compensation

        During  the  fiscal  year  ended   December  31,  1995,  the  aggregate
remuneration paid to all officers and directors of the Company as a group (then six persons) was approximately $707,000.

        In May 1993, the Company entered into an employment agreement with Dr. Pero. The agreement provides that either party may terminate the agreement upon 90 days' prior written notice. In September 1995, pursuant to the recommendation of the Compensation Committee, Dr. Pero's annual salary was fixed at $240,000.

        In October 1995, the Company entered into an employment agreement with Dr. Nordenvall. The initial term of the agreement expires on May 31, 1997, but will be extended automatically for additional one-year periods unless terminated by either party upon 90 days' prior written notice. The agreement provides that Dr. Nordenvall's base salary shall be determined in good faith by the Company's Board of Directors, but shall not be less than $50,000. Currently, in light of Dr. Nordenvall devoting less than all of his time to the Company's business and affairs, his annual base salary has been fixed at $50,000. However, if its business and affairs would require Dr. Nordenvall to devote more time to the Company, his base salary is expected to be adjusted accordingly.

        Currently, Drs. Moller and Pero are devoting a substantial majority of their time to the Company's business and affairs. Dr. Nordenvall devotes such time, but less than all of his time, to the Company's business and affairs as is required from time to time.


                                     -47-
400608.12

Option Holdings as of October 18, 1996

        The following table sets forth, as of October 18, 1996, the number of exercisable and unexercisable options/warrants held by each of the Company's executive officers.


          Number of Unexercised Options/Warrants at October 18, 1996


Name                                Exercisable             Unexercisable
----                                -----------             -------------
Bjorn Nordenvall                      165,000                  165,000

Claus Moller                          58,333                    46,667

Ronald W. Pero                        260,000                     0

Bo Haglund                               0                      30,000

M. Andica Kunst                          0                      30,000



Certain Relationships and Related Transactions

        IPC Nordic Consulting Agreement. In August 1995, the Company entered into a consulting agreement with IPC Nordic A/S, a company organized under the laws of Denmark ("IPC") of which Dr. Claus Moller, a Director and the Chief Medical Officer of the Company, is the president and a principal shareholder. Pursuant to the agreement, IPC and Dr. Moller provide services with respect to the Company's clinical trials and a possible future compassionate use program in consideration of a monthly consulting fee of the equivalent of approximately $11,900.

        Omentum Consulting Agreement. In October 1995, the Company entered into a consulting agreement with B. Omentum Consulting AB, a company organized under the laws of Sweden ("Omentum") of which Dr. Bjorn Nordenvall, a director and the President and Chief Executive Officer of the Company, is the sole shareholder. Pursuant to the agreement, the Company pays Omentum an annual consulting fee of $50,000. The initial term of the agreement expires on May 31, 1997, but will be extended automatically for additional one-year periods unless terminated by either party upon 90 days' prior written notice.

1996 Stock Incentive Plan

        General. At the 1996 Annual Meeting of Stockholders, the Company's stockholders approved the OXiGENE 1996 Stock Incentive Plan (the "1996 Plan"). Certain directors, officers and employees of the Company and its subsidiary and consultants and advisors thereto may be granted options to purchase shares of Common Stock of the Company or SARs under the 1996 Plan. The number of consultants, advisors, employees and other service providers eligible to receive awards under the 1996 Plan is not presently determinable.

        A maximum of 1,000,000 shares of Common Stock may be made the subject of options and SARs granted under the 1996 Plan. As of October 18, 1996, options with respect to 335,000 shares of Common Stock had been granted under the 1996 Plan. No employee may be granted options or free-

                                     -48-
400608.12
standing SARs with respect to more than 500,000 shares of Common Stock. That number of shares may be adjusted in the event of certain changes in the capitalization of the Company.

        The 1996 Plan will be administered by a committee of at least two directors (the "Committee"), each of whom will be "disinterested" within the meaning of Rule 16b-3 promulgated under the Exchange Act, and an "outside director" within the meaning of Section 162(m) of the Code. The Committee will have authority, subject to the terms of the 1996 Plan, to determine when and to whom to make grants under the plan, the number of shares to be covered by the grants, the types and terms of options and SARs granted, the exercise price of options and SARs and to prescribe, amend and rescind rules and regulations relating to the 1996 Plan. Options granted to non-employee directors are governed by the formula discussed below. Options granted under the 1996 Plan may not be transferred to another person except by will or the laws of descent and distribution.

        Director Options. Directors who are not employees of the Company ("Non-employee Directors") were granted an option to purchase 55,000 shares of Common Stock on the first business day following the 1996 Annual Meeting. Thereafter, on the first business day following each successive annual meeting, so long as shares remain available under the 1996 Plan, each Non-employee Director who is first elected as a director at such meeting will be granted options in respect of 55,000 shares. Each Non-employee Director will receive options under the 1996 Plan with respect to no more than 55,000 shares of Common Stock. The per share exercise price will be equal to the fair market value of a share of Common Stock on the date immediately preceding the date the option is granted. Options granted to Non-employee Directors will be exercisable in five equal annual installments of 11,000 shares on each anniversary of the date of grant. Options granted to Non-employee Directors will expire 10 years from the option grant date.

        Employee Options. Under the terms of the 1996 Plan, "incentive stock options" ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), "nonqualified stock options" ("NQSOs") and SARs may be granted by the Committee to employees of the Company and any of its affiliates and to consultants and service providers to the Company or any present or future Affiliate Corporations (as defined in the 1996 Plan) (each a "Participant"), except that ISOs may be granted only to employees of the Company and any of its subsidiaries. The per share purchase price (the "Option Price") under each Option granted to a Participant will be established by the Committee at the time the Option is granted. However, the per share Option Price of an ISO granted to a Participant may not be less than 100% of the Fair Market Value (as defined in the 1996 Plan) of a share on the date the ISO is granted (110% in the case of an ISO granted to a Ten-Percent Stockholder). Participant Options will be exercisable at such times and in such installments as determined by the Committee. The Committee may accelerate the exercisability of any Participant Option at any time. Each Option granted pursuant to the 1996 Plan will be for such term as determined by the Committee, provided, however, that no Employee Option (as defined in the 1996 Plan) will be exercisable after the expiration of ten years from its grant date (five years in the case of an ISO granted to a Ten-Percent Stockholder).

        General Requirements. Options granted pursuant to the 1996 Plan generally may not be exercised more than three months after the option holder ceases to provide services to the Company or an affiliate, except that in the event of the death or permanent and total disability of the option holder, the option may be exercised by the holder (or the holder's estate, as the case may be), for a period of up to one year after the date of death or permanent and total disability. The agreements evidencing the grant of an option (other than an option to a Non-employee Director) may, in the sole and absolute discretion of the

                                     -49-
400608.12

Committee, set forth additional or different terms and conditions applicable to such option upon a termination or change in status of the employment or service of the optionee. Options terminate immediately if the option holder's service is terminated for cause.

        The shares purchased upon the exercise of an option are to be paid for in cash or through the delivery of other shares of Common Stock with a value equal to the total Option Price or in a combination of cash and such shares. In addition, the option holder may have the Option Price paid by a broker or dealer and the shares issued upon exercise of the option delivered directly to the broker or dealer.

        Stock Appreciation Rights. The Committee also may grant SARs either alone ("Free Standing Rights") or in conjunction with all or part of an option ("Related Rights"). Upon the exercise of an SAR a holder is entitled, without payment to the Company, to receive cash, shares of Common Stock or any combination thereof, as determined by the Committee, in an amount equal to the excess of the fair market value of one share of Common Stock over the exercise price per share specified in the related option (or in the case of a Free Standing Right, the price per share specified in such right), multiplied by the number of shares of Common Stock in respect of which the SAR is exercised.

        Amendment or Termination. The Board of Directors of the Company has the power to terminate or amend the 1996 Plan at any time. If the Board of Directors does not take action to earlier terminate the 1996 Plan, it will terminate on March 11, 2006. Certain amendments may require the approval of the Company's stockholders, and no amendment may adversely affect options that have previously been granted.

                                     -50-
400608.12

                            PRINCIPAL STOCKHOLDERS

        The following table sets forth the number of shares of Common Stock beneficially owned, as of October 18, 1996 and as adjusted to give effect to the Offering, by (i) each holder of more than 5% of the Common Stock, as reported the Company by such holder on reports on Schedule 13D or Schedule 13G under the Exchange Act, (ii) each of the Company's directors and executive officers and (iii) the directors and executive officers of the Company as a group. Unless otherwise noted, all shares are owned directly with sole voting and dispositive powers.

                                             Beneficial Ownership(2)

Name(1)                                                        Percent
                                  No. of Shares   Before Offering   As Adjusted
                                  -------------   ---------------   -----------
Ronald W. Pero                     690,000 (3)        8.72%          7.74%
Bjorn Nordenvall                   380,000 (4)        4.86%          4.31%
Claus Moller                        58,333               *               *
Michael Ionata                       5,000 (5)           *               *
Marvin H. Caruthers                  1,500 (6)           *               *
Bo Haglund                               0               *               *
M. Andica Kunst                          0               *               *
Richard A. Brown                   864,900 (7)       10.65%          9.48%
Invesco PLC                        464,400            6.07%          5.37%
All directors and executive
officers as a group (7 persons)  1,134,833           13.93%         12.41%

-------------------------------------

*    Indicates less than one percent.

(1) Each person listed in the table is a director or executive officer of the Company, with an address at c/o OXiGENE, Inc., 110 E. 59th Street, New York, NY 10022, except for Richard A. Brown, whose address is 17 Prospect Hill Road, Box 1116, Stockbridge, MA 01262; and Invesco PLC, which address is 11 Devonshire Square, London EC2M 4YR, England.
(2) Includes the following shares which are purchasable under options and warrants that are presently exercisable or exercisable within 60 days of the date of this table: Dr. Pero - 260,000 shares; Dr. Nordenvall - 165,000 shares; Dr. Moller - 58,333 shares; Mr. Ionata - 5,000 shares; and Mr. Brown 465,000 shares.
(3) Includes 70,588 shares held by a trust for the benefit of Dr. Pero's children, and 120,588 shares held by The Ronald Pero Charitable Remainder Unitrust, a trust of which Dr. Pero is the trustee.
(4) Includes 1,000 shares held by his spouse as to which Dr. Nordenvall disclaims beneficial ownership; 142,700 held by a corporation organized under the laws of Sweden of which Dr. Nordenvall is the sole stockholder; and 71,300 shares held through a capital insurance placed by Dr. Nordenvall.
(5) Options are held by Nordberg Capital Inc., a New York investment banking firm, of which Mr. Ionata is Director of Corporate Finance and the directors, officers and key employees of which own, collectively, 72,800 shares of OXiGENE Common Stock. Mr. Ionata disclaims beneficial ownership of such shares.
(6) Includes 1,000 shares held by his spouse in trust for his children, as to which Professor Caruthers disclaims beneficial ownership.
(7)   Includes 20,000 shares held for the benefit of his minor child.


                                     -51-
400608.12

                           DESCRIPTION OF SECURITIES

Introduction

        On August 26, 1993, OXiGENE completed an initial public offering of 1,605,000 units, each unit consisting of one share of common stock, par value $.01 per share ("Common Stock"), and one warrant ("Public Warrants") to purchase an additional share of Common Stock. The Common Stock and the Public Warrants have been traded on the Nasdaq SmallCap and upon completion of this Offering will be traded on the Nasdaq National Market, under the symbols "OXGN" and "OXGNW," respectively. See "Market Data."

Common Stock

        The Company is authorized to issue 15,000,000 shares of Common Stock. On October 18, 1996, 7,655,978 shares of Common Stock were outstanding. The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors. As a consequence, the holders of more than 50% of the shares voting for the election of directors can elect all the directors. The By-Laws provide that only a majority of the issued and outstanding shares of Common Stock need to be represented for a quorum, and to transact business at a stockholders' meeting. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of the funds legally available therefor. The Company has no present plans to pay dividends with respect to the shares of Common Stock. In the event of liquidation, dissolution or the winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All the outstanding shares of Common Stock are, and the Shares offered hereby when issued against payment therefor, will be, validly authorized and issued, fully paid and nonassessable.

Public Warrants

        The Public Warrants were issued pursuant to a Warrant Agreement between the Company and American Stock Transfer & Trust Company, as a warrant agent, and are in registered form. Currently, each of the Public Warrants entitles the registered holder thereof to purchase 1.07 shares of Common Stock, at a price of $12.35 per share (the "Exercise Price"), which Exercise Price shall be increased by $2.00 on August 26, 1997. Unless exercised, the Public Warrants will automatically expire on the close of business on August 26, 1998. On October 18, 1996, an aggregate of 1,185,241 Public Warrants (exercisable currently for 1,268,207 shares of Common Stock) remained outstanding.

        The holders of the Public Warrants have certain anti-dilution protection upon the occurrence of certain events, including stock dividends, stock splits, mergers and reclassifications. The holders of the Public Warrants have no right to vote on matters submitted to the stockholders of the Company, have no right to receive dividends, and have none of the other rights conferred upon stockholders of the Company. The holders of the Public Warrants are not entitled to share in the assets of the Company in the event of liquidation, dissolution or the winding up of the Company's affairs.


                                     -52-
400608.12

                                 UNDERWRITING


        The Offering consists of the International Offering of 800,000 Shares and the U.S. Offering of 200,000 Shares. The number of Shares offered in the International and U.S. Offerings shown above are indicative amounts only. The number of Shares actually sold in each Offering may be more or less than such amounts.

        The underwriters named below (the "Underwriters"), for whom D. Carnegie AB ("Carnegie") and Nordberg Capital Inc. are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions of the underwriting agreement between the Company and the Underwriters (the "Underwriting Agreement"), to purchase from the Company the number of Shares set forth opposite their respective names below:

                  Underwriter                     Number of
                                                   Shares
                                                  --------
D. Carnegie AB............................
Nordberg Capital Inc. ....................
                                                  ----------
         Total............................        1,000,000
                                                  =========



        The Underwriting Agreement provides that the obligations of the Underwriters to purchase the Shares listed above are subject to certain conditions precedent, including the approval of certain legal matters by counsel. The Underwriting Agreement also provides that the Underwriters are committed to purchase all of the Shares, if any are purchased.

        The Underwriters have advised the Company that they propose to offer the Shares initially at the public offering price set forth on the cover page of this Prospectus; provided that purchasers of Shares in the International Offering may also be required to pay a brokerage commission of not in excess of $_____ per share. The Underwriters may allow certain dealers a concession not in excess of $ per share, and such dealers may reallow a concession not in excess of $ per share to certain other dealers. After the public offering, the offering price and other selling terms may be changed by the Representatives.

        The Company has granted the Underwriters an over-allotment option, exercisable for 30 days from the date of this Prospectus, to purchase, in the aggregate, up to 150,000 additional shares of Common Stock at the public offering price, less underwriting discounts and commissions, as set forth on the cover page of the Prospectus. The Underwriters may exercise such option solely for the purpose of covering over-allotments incurred in the sale of the Common Stock offered hereby.

        The Company has agreed, for a period of 90 days after the date of this Prospectus, and its officers and directors, holding an aggregate of 646,500 shares of Common Stock and options and other rights to purchase up to 870,000 additional shares of Common Stock have agreed, for a period of 180 days after the date of this Prospectus, that they will not, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition)

                                     -53-
400608.12
of any shares of Common Stock or other capital stock of the Company, or any securities convertible into, or exercisable or exchangeable for, any shares of Common Stock or other capital stock of the Company (subject, in the case of the Company, to certain limited exceptions), without the prior written consent of
D. Carnegie AB, on behalf of the Underwriters.

        Purchasers of the Shares may be required to pay stamp taxes and other charges, in accordance with the laws and practices of the country of purchase, in addition to the offering price on the cover page hereof.

        The Company has agreed to indemnify the several Underwriters or contribute to losses arising out of certain liabilities, including liabilities under the Securities Act.

        Carnegie acted as placement agent in connection with the Company's $10.0 million private placement of shares of Common Stock in July 1995. The Company has also engaged Carnegie to render certain investment banking services to the Company. In consideration of such services, the Company is paying Carnegie a monthly retainer fee of approximately $15,000 and a variable retainer fee for any special tasks performed by Carnegie. During 1995, the Company paid Carnegie approximately $395,000.

        Mr. Michael Ionata, a Director of the Company, is Director of Corporate Finance of Nordberg Capital Inc., one of the Underwriters.


                                 LEGAL MATTERS

        The validity of the Shares has been passed upon by Battle Fowler LLP, New York, New York, a limited liability partnership including professional corporations. Cooper & Dunham LLP, New York, New York, has reviewed and passed upon information of a legal nature contained under the captions "Risk Factors--Dependence on Patents and Proprietary Technology" and "Business--Patents and Trade Secrets." Sonnenschein Nath & Rosenthal, New York, New York, has acted as counsel to the Underwriters.


                                    EXPERTS

        The consolidated financial statements of the Company at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, appearing in OXiGENE, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.



                                     -54-
400608.12

                         GLOSSARY OF SCIENTIFIC TERMS


ADPRT Adenosine Diphosphate Ribosyl Transferase--an enzyme involved in the DNA repair process

Anti-emetic                 A drug which controls nausea and vomiting

Apoptosis                   A natural programmed cell death not involving
                            cell replication

CD4 cell counts             A sub-set of white blood cells directly involved
                            in the natural protection against diseases

CGLP standards              Current good laboratory practice standards
                            required for regulatory affairs

Chemotherapy                Drugs that control cancer growth

Cisplatin                   A chemotherapeutic compound

Control group               A group of patients involved in a clinical trial
                            who are receiving placebos

Cross-over study            A study in which each patient receives all
                            treatments singly, but at different times of the study

Cytotoxic agent             Tumor-killing agent

DNA                         Chemical building blocks of genetic material

Double-blind study          A study in which neither the investigators
                            assessing the outcome of the trial nor the patients know whether the patient is receiving the drug being investigated or merely a placebo.
                            The outcome can only be determined when the results are decoded

Enzyme A protein that carries out a metabolic function by converting one substance to another

Genetic blueprint           The code that tells cells what to do and how to
                            function

Genetic lesions             Damage to the DNA or in the genetic blueprint


                                                      -55-
400608.12
i.m.                        Intramuscular

Immune deficiencies         Suppression of the cells that fight disease within
                            the body

IND An "Investigational New Drug" application filed with the U.S. Food and Drug Administration that permits the administration of compounds to humans in clinical trials

In vivo-exposed spleen      Spleen cells are exposed in the animal then taken
 and cell                   out for testing

i.v.                        Intravenous

Malignant cell              Cancer cell

Metabolic function          Living process of growth and reproduction

NDA                         A "New Drug Application" filed with the U.S.
                            Food and Drug Administration, which, if
                            approved, allows a drug to be marketed in the U.S.

Necrosis                    Cell death by decomposition after replication

N-substituted benzamide     Class of drugs believed by OXiGENE to
                            sensitize radiation and chemotherapy

Nucleotides                 A class of nucleic acid compounds from which
                            genes are constructed

Open-label clinical trial   A non-blinded clinical trial


Oxidative stress            Undesired natural metabolism of oxygen-derived
                            molecules by the body that can induce DNA damage

Placebo A non-active substance given to a control group of patients in a clinical trial to duplicate the treatment method, but without the administration of the active drug under investigation

Radiation                   Physical energy that splits molecules and induces
                            DNA damage



                                     -56-
400608.12

Randomized clinical trial   A clinical trial in which the allocation of patients
                            to treatment groups is made on a random basis

Sensitization               The process that renders a tumor more
                            susceptible to damage by radiation or
                            chemotherapy

Serum thiol level           The level of compounds in serum that react with
                            oxidative stress

                                     -57-
400608.12

                                  Appendix I

        The following sets forth additional information regarding the Company's clinical trials. This information is qualified in its entirety and should be read in conjunction with the information contained elsewhere in this Prospectus.

Clinical Study - Sensamide(TM) in NSCLC, Phase I/II

        This open-label, historically controlled trial, assessing the safety of Sensamide(TM) when used in combination with radiotherapy, was conducted at the Department of Oncology, Lund University Hospital in Lund, Sweden. A total of 23 patients with inoperable squamous cell carcinoma of the lung (the most common form of NSCLC), 21 male and 2 female, varying in age from 52 to 81 years, were enrolled in this study. All patients were treated with a combination of radiation and Sensamide(TM), a high-dosage form of metoclopramide, intravenously. Radiation was administered five days per week for four to six weeks and patients were initially followed for eighteen months thereafter. Eighteen patients completed the study as planned. Complete or partial response, as defined by World Health Organization criteria, was achieved in 50 percent of the patients.

        The majority of patients enrolled in this study experienced no side effects associated with the administration of Sensamide(TM) other than those typically experienced from anti-emetic metoclopramide therapy. The majority of patients expressed none to mild radiation side-effects at all organ sites evaluated, namely skin, lung, cardiac and esophageal tissues. None of the patients had their treatment interrupted due to radiation induced side-effects.

        Adverse events associated with Sensamide(TM) were mainly CNS-related (central nervous system-related) and were comparable to those resulting from anti-emetic metoclopramide therapy, although the patients' abilities to complete treatment were lower. Eighteen patients (approximately 78 percent) experienced sedation/tiredness and 11 patients (approximately 48 percent) experienced anxiety/restlessness. Depression, insomnia and other CNS-related reactions were experienced by seven patients. Akineton, a drug used to treat the side effects induced by Sensamide(TM), was administered to approximately 44 percent of the patients to relieve those side effects. Five of the 23 enrolled patients dropped out of the study due to Sensamide(TM)-associated adverse CNS-effects. The occurrence of sedation/tiredness and the total occurrence of Sensamide(TM)- associated adverse CNS effects were significantly greater in patients receiving a total dose of metoclopramide greater than 2,000 mg, as compared to patients receiving less than 2,000 mg during the whole course of the therapy.

        A preliminary assessment of the efficacy of Sensamide(TM) as adjunct therapy to radiation in patients with NSCLC is based on the results of this study. The assessment includes the determination of tumor response and patient survival. Of the 23 patients involved in the study, one could not be evaluated due to death prior to the first follow-up examination. Of the remaining patients, complete tumor response was recorded in 9 percent of the patients, partial tumor response in 41 percent, stable disease in 41 percent and progressive disease in 9 percent. The mean time to local tumor progression in these patients was 10.8 + 8.5 months. The mean and median survival time of patients treated with Sensamide(TM) plus radiation was approximately 15.3 months and 12.8 months, respectively. The Company believes that this survival time is longer than that reported in the literature for patients with severe NSCLC who received radiation only. The total and weekly doses of Sensamide(TM) received with the combined radiation/Sensamide(TM) treatment significantly related to mean survival time. Complete or partial responders who had a mean survival time of 18.5 + 3.4 months (mean + standard error) received an

400608.12
                                      A-1
average total dose of 2,273 + 543 mg (mean + standard deviation) of Sensamide(TM). In contrast, non-responders who received an average total dose of 1,820 + 291 mg (mean + standard deviation) of Sensamide(TM) had a mean survival time of 9.9 + 1.9 months (mean + standard deviation).

        The results of this Phase I/II clinical trial indicate that the safety of Sensamide(TM), when given in combination with radiation therapy and administered in accordance with the Company's prescribed regimens, are comparable to its use in other clinical indications. These results were published in the December 1995 edition of The European Journal of Cancer.

Clinical Study - Sensamide(TM) in NSCLC, Phase II/III

        This study was initiated by OXiGENE in the middle of 1994. Currently, centers in Norway, Denmark, Sweden, Germany and the United Kingdom (the "U.K.") participate in this study. The purpose of this Phase II/III 15 center, randomized, controlled trial is to assess the safety, tolerance and efficacy of Sensamide(TM) (2 mg/kg of body weight i.v., delivered one hour prior to radiation) as adjunct treatment to radiation as compared to radiation only in the treatment of 226 patients with NSCLC. Patients receive radiation five times per week and Sensamide(TM) three times per week for six and one half weeks. As of October 14, 1996, approximately 185 patients have been recruited. At the current recruitment rate, the Company expects to have the results of this study available in the third quarter of 1997.

Clinical Study - Sensamide(TM) i.v., Neu-Sensamide(TM) i.m./i.v., Phase I

        The primary objective of this randomized, placebo, double blind cross-over study, conducted at Guilford Clinical Pharmacology Unit in the U.K., was to assess the safety of single, doses (2 mg/kg of body weight) of Neu-Sensamide(TM) when administered as an i.m. injection or as an i.v. infusion compared with an i.v. dose of Sensamide(TM) or an i.m. placebo injection. The secondary objective was to compare the pharmacokinetics of Neu-Sensamide(TM) when administered as a single i.m. injection or i.v. infusion with that of i.v. infused Sensamide(TM).

        The difference between Neu-Sensamide(TM) and Sensamide(TM) is a changed formulation, resulting in two different forms of metoclopramide. Thus, Sensamide(TM) is acidic (pH of around 2.5-3.8) like any traditional metoclopramide suspension whereas Neu-Sensamide(TM) is phosphate buffered and neutralized with a pH of around 6.7.

        Eleven healthy male volunteers, varying in age from 53 to 63 years, completed the study. The results revealed that Neu-Sensamide(TM) i.m. exhibits equivalent bioavailability to Sensamide(TM) i.v. However, Sensamide(TM) i.v. had more CNS-related effects than Neu-Sensamide(TM), both i.v. and i.m. In addition, adverse effects were less frequent and of shorter duration with Neu-Sensamide(TM), both i.v. and i.m., than with Sensamide(TM) i.v.
Bioavailability of Neu-Sensamide(TM) i.m. was comparable to that of Neu-Sensamide(TM) i v. and Sensamide(TM) i.v. Local tolerability of Neu-Sensamide(TM) i.m. was comparable to that of placebo i.m.

        Nineteen healthy male volunteers participated in this study. One was withdrawn due to non-compliance with the protocol, 7 volunteers dropped out due to adverse effects, and 11 volunteers completed the study. During the 53 treatment sequences of those patients that completed the study, a total of 93 adverse effects were reported; 37 after Sensamide(TM) i.v., 24 after Neu-Sensamide(TM) i.v., 25 after Neu-Sensamide(TM) i.m., and 7 after the placebo. No unexpected adverse effects associated with either

400608.12
                                      A-2

Sensamide(TM) or Neu-Sensamide(TM) occurred throughout the study. Thus, adverse
effects  occurred   significantly  less  frequently  in  volunteers   receiving
Neu-Sensamide(TM) than in those receiving Sensamide(TM).

        No differences in pharmacokinetics could be detected in the study, apart from, as expected, in the peak plasma concentration between Neu-Sensamide(TM) i.m. and Sensamide(TM)/Neu- Sensamide(TM) i.v.

Clinical Study - Neu-Sensamide(TM) in NSCLC, Phase III

        This Phase III study has been planned on the basis of the results of the Phase I study described above, and is based on the design of the ongoing, controlled Phase II/III with Sensamide(TM) in NSCLC. This randomized, multi-center, controlled Phase III study will assess the safety, tolerance and efficacy of Neu-Sensamide(TM) as a radiosensitizing agent compared to radiotherapy only for the treatment of NSCLC. Patients who satisfy the inclusion criteria and who are appropriate for treatment with 60 Gray radiation, the most commonly administered form of radiotherapy for NSCLC, will be enrolled into the study. Patients will be randomized to receive either radiotherapy only or radiation plus Neu-Sensamide(TM) (2 mg/kg of body weight i.m.).

        The study is expected to start in the fourth quarter of 1996 and will involve a total of approximately 20 European and United States oncology centers. Patients will undergo a 45-day treatment period. Adverse effects, vital signs and laboratory values will be monitored periodically for safety evaluation. During the post-treatment follow-up period, patients will be followed for 18 months. The primary efficacy parameters will be duration of tumor response and patient survival.

Clinical Study - Neu-Sensamide(TM) in Glioblastomas, Phase I/II

        This study will assess the safety and tolerability of Neu-Sensamide(TM) as a radiosensitizing agent in patients receiving a six-week treatment of 54 Gray of radiotherapy, the most commonly administered form of radiotherapy for glioblastoma, following operative biopsy, subtotal or macroscopical total excision of their glioblastoma multiforme. The study is designed as a single-center, open-label, dose escalation study. The patients will be assigned in a consecutive manner to receive escalating doses of Neu-Sensamide(TM) from 2 to 8 mg/kg of body weight i.m . All patients will receive their study medication one hour prior to the administration of each fraction of radiotherapy. A total of up to 15 consecutive patients will be recruited. Patients will be treated in groups of three with increasing doses of Neu-Sensamide(TM). The post-treatment review of the patients will be conducted at weeks 4, 8, 12, 24, 36 and 48. Patient enrollment commenced in August 1996 and will continue into 1997.

        The primary safety parameter will be the incidence of signs and symptoms of CNS-related toxicity, such as neurological reactions, psychological reactions, restlessness/insomnia, sedation and convulsions. Secondary parameters will include the incidence of other adverse effects and significant laboratory value changes during and after treatment. In addition, tumor response and patient survival evaluations will be performed. If the results of this study so warrant, OXiGENE intends to initiate a larger controlled Phase III study in patients with glioblastomas.

Clinical Study - Oxi-104, Phase I

        The Company currently anticipates commencing a Phase I clinical test of Oxi-104 after the intended filing of an IND in the second quarter of 1997. Based on preliminary results, OXiGENE believes that Oxi-104 alone may induce tumor growth-inhibiting and tumor-killing effects.

400608.12
                                      A-3

        Non-GLP (non-Good Laboratory Practices) toxicology studies have indicated the safety of Oxi-104 in animal studies in doses five to ten times higher than the intended maximum doses needed for obtaining optimal anti-cancer effects. In vivo and in vitro animal studies have demonstrated that Oxi-104 can sensitize and induce a one to eight fold increase in the effect of established chemotherapeutic agents such as cisplatin, gemcitabine, bleomycin, ara-C and melphalan.

General

        There can be no assurance that the Company's existing and planned product development efforts and clinical trials for Sensamide(TM)/Neu-Sensamide(TM), or any other compounds, will be successful or completed within anticipated time frames, or at all, that regulatory approvals will be obtained or will be as broad as sought or that any products, if introduced, will gain market acceptance. See "Risk Factors - Early Stage of Product Development; Uncertainty of Clinical Trials; Unproven Safety and Efficacy."

400608.12
                                      A-4

                         Report of Independent Auditors

The Board of Directors and Stockholders
OXiGENE, Inc.

We have audited the accompanying consolidated balance sheets of OXiGENE, Inc. (the "Company") (a development stage company) as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of OXiGENE, Inc. (a development stage company) at December 31, 1995 and 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.




                                                              ERNST & YOUNG LLP
New York, New York
February 27, 1996

                                 OXiGENE, Inc.
                         (A development stage company)


                          Consolidated Balance Sheets

                                                                                            December 31
                                                                                    1994                  1995
                                                                            -------------------------------------------
Assets
Current assets:
   Cash and cash equivalents                                                 $        1,193,999   $        10,406,605
   Securities available-for-sale (Note 2)                                             3,291,128               502,020
   Prepaid expenses                                                                     207,967                50,180
   Interest receivable                                                                   44,955               202,164
   Other                                                                                      -                19,132
                                                                            -------------------------------------------
Total current assets                                                                  4,738,049            11,180,101

Furniture, fixtures and equipment, at cost                                               33,598                62,087
Accumulated depreciation                                                                 10,296                24,537
                                                                            -------------------------------------------
                                                                                         23,302                37,550
Deposits                                                                                  9,600                 9,600
                                                                            -------------------------------------------
Total assets                                                                 $        4,770,951   $        11,227,251
                                                                            ===========================================

Liabilities and stockholders' equity
Current liabilities:
   Accounts payable and accrued expenses:
       Due to CATO Research, Ltd. (Note 6)                                   $          122,109   $           133,734
       Accrued expenses                                                                  45,900               259,301
       Accrued stock appreciation rights                                                      -               223,095
       Other payables                                                                   122,960                53,947
                                                                            -------------------------------------------
Total current liabilities                                                               290,969               670,077

Commitments (Note 5)

Stockholders' equity (Note 3):
Common stock, $.01 par value:
       Authorized shares--
          10,000,000 shares at December 31, 1994
          15,000,000 shares at December 31, 1995
       Issued and outstanding shares--
          5,058,100 shares at December 31, 1994
          6,823,300 shares at December 31, 1995                                          50,581                68,233
   Common stock subscribed                                                                    -                    50
   Additional paid-in capital                                                        12,188,565            21,864,364
   Deficit accumulated during the development stage                                  (7,682,039)          (11,399,874)
   Foreign currency translation adjustment                                                    -                24,894
   Unrealized losses on securities available-for-sale                                   (77,125)                 (493)
                                                                            -------------------------------------------
Total stockholders' equity                                                            4,479,982            10,557,174
                                                                            -------------------------------------------
Total liabilities and stockholders' equity                                   $        4,770,951   $        11,227,251
                                                                            ===========================================
See accompanying notes.



                                 OXiGENE, Inc.
                         (A development stage company)


                     Consolidated Statements of Operations

                                                                                                     Period from
                                                                                                  February 22, 1988
                                                                                                 (inception) through
                                                            Year ended December 31                  December 31,

                                                      1993             1994              1995              1995
                                                ----------------------------------------------------------------------
                                                                                                       (Unaudited)

Revenues
Research income                                  $            -   $            -   $             -   $        31,000
Interest income                                          50,897          265,440           420,949           747,241
                                                ----------------------------------------------------------------------
                                                         50,897          265,440           420,949           778,241

Operating expenses
Research and development:
   CATO Research, Ltd. (Note 6)                         468,083          608,337           739,994         2,465,223
   Other                                                411,112        1,156,125         2,103,599         4,604,537
                                                ----------------------------------------------------------------------
Total research and development                          879,195        1,764,462         2,843,593         7,069,760
General and administrative                            1,191,714        1,340,737         1,295,191         5,108,355
                                                ----------------------------------------------------------------------
Total operating expenses                              2,070,909        3,105,199         4,138,784        12,178,115
                                                ----------------------------------------------------------------------
Net loss                                         $   (2,020,012)  $   (2,839,759)  $    (3,717,835)  $   (11,399,874)
                                                ======================================================================

Net loss per common share                        $        (0.50)  $         (.56)  $          (.63)
Weighted average number of
   common shares outstanding                          4,026,456        5,037,278         5,876,295




See accompanying notes.

                                 OXiGENE, Inc.
                         (A development stage company)
                  Statements of Stockholders' Equity (Deficit)
                                    (Note 2)


                                                                                                                           Deficit
                                                                                                                         Accumulated
                                                              Common Stock,                                Additional    During the
                                                             $.01 Par Value      Common Stock Subscribed     Paid-In     Development
                                              Date         Shares      Amounts      Shares      Amount       Capital        Stage
                                         -------------------------------------------------------------------------------------------

Issuance of common stock in exchange
   for transfer of patent application
   ownership to the Company by an
   officer/director recorded at no
   value, which reflects transferor's
   basis (unaudited)                     May 1988           380,000     $3,800           -       $    -   $   (3,800)   $         -
Issuance of common stock at
   approximately $0.74 per share
   (unaudited)                           June 1988          271,033      2,710           -            -      197,290              -
Issuance of common stock in exchange
   for the outstanding common stock of
   Bio-Screen Inc. (unaudited)           August 1988        100,000      1,000           -            -       (1,000)             -
Net loss for period from February 22,
   1988 (inception) through December
   31, 1988 (unaudited)                                           -          -           -            -            -       (185,962)
                                                         ---------------------------------------------------------------------------
Balance at December 31, 1988 (unaudited)                    751,033      7,510           -            -      192,490       (185,962)
Issuance of common stock at
   approximately $0.74 per share
   (unaudited)                           January 1989       271,033      2,710           -            -      197,290              -
Net loss for 1989 (unaudited)                                     -          -           -            -            -       (179,119)
                                                         ---------------------------------------------------------------------------
Balance at December 31, 1989 (unaudited)                  1,022,066     10,220           -            -      389,780       (365,081)
Issuance of common stock at              March 1990 to
   approximately $0.74 per share         December 1990      257,487      2,575           -            -      187,425              -
Common stock subscribed                  December 1990            -          -      13,547       10,000            -              -
Net loss for 1990                                                 -          -           -            -            -       (326,648)
                                                         ---------------------------------------------------------------------------
Balance at December 31, 1990                              1,279,553     12,795      13,547       10,000      577,205       (691,729)
Issuance of common stock at
   approximately $0.74 per share         January 1991        13,547        136     (13,547)     (10,000)       9,864              -
Issuance of common stock at $0.71 per
   share                                 February 1991      330,000      3,300           -            -      230,033              -
Issuance of common stock at
   approximately $1.50 per share         August 1991        100,000      1,000           -            -      149,000              -
Issuance of common stock at $1.95 per
   share                                 December 1991      220,000      2,200           -            -      426,800              -
Net loss for 1991                                                 -          -           -            -            -       (501,872)
                                                         ---------------------------------------------------------------------------
Balance at December 31, 1991                              1,943,100     19,431           -            -    1,392,902     (1,193,601)
Issuance of common stock at $1.95 per
   share, net of issuance costs of
   approximately $121,000                December 1992      985,000      9,850           -            -    1,789,866              -
Net loss for 1992                                                 -          -           -            -            -     (1,628,667)
                                                         ---------------------------------------------------------------------------
Balance at December 31, 1992                              2,928,100     29,281           -            -    3,182,768     (2,822,268)



                                                                                       Unrealized
                                                            Foreign        Stock       Losses on       Total
                                                            Currency    Subscription   Securities   Stockholders'
                                                           Translation    and Notes   Available for    Equity
                                              Date         Adjustment    Receivable       Sale        (Deficit)
                                         -------------------------------------------------------------------------

Issuance of common stock in exchange
   for transfer of patent application
   ownership to the Company by an
   officer/director recorded at no
   value, which reflects transferor's
   basis (unaudited)                     May 1988         $         -      $      -      $      -   $         -
Issuance of common stock at
   approximately $0.74 per share
   (unaudited)                           June 1988                  -             -             -       200,000
Issuance of common stock in exchange
   for the outstanding common stock of                              -
   Bio-Screen Inc. (unaudited)           August 1988                              -             -             -
Net loss for period from February 22,
   1988 (inception) through December                                -
   31, 1988 (unaudited)                                                           -             -      (185,962)
                                                        ----------------------------------------------------------
Balance at December 31, 1988 (unaudited)                            -             -             -        14,038
Issuance of common stock at
   approximately $0.74 per share
   (unaudited)                           January 1989               -             -             -       200,000
Net loss for 1989 (unaudited)                                       -             -             -      (179,119)
                                                        ----------------------------------------------------------
Balance at December 31, 1989 (unaudited)                            -             -             -        34,919
Issuance of common stock at              March 1990 to
   approximately $0.74 per share         December 1990              -             -             -       190,000
Common stock subscribed                  December 1990              -       (10,000)            -             -
Net loss for 1990                                                   -             -             -      (326,648)
                                                        ----------------------------------------------------------
Balance at December 31, 1990                                        -       (10,000)            -      (101,729)
Issuance of common stock at
   approximately $0.74 per share         January 1991               -        10,000             -        10,000
Issuance of common stock at $0.71 per
   share                                 February 1991              -             -             -       233,333
Issuance of common stock at
   approximately $1.50 per share         August 1991                -             -             -       150,000
Issuance of common stock at $1.95 per
   share                                 December 1991              -             -             -       429,000
Net loss for 1991                                                   -             -             -      (501,872)
                                                        ----------------------------------------------------------
Balance at December 31, 1991                                        -             -             -       218,732
Issuance of common stock at $1.95 per
   share, net of issuance costs of
   approximately $121,000                December 1992              -      (360,750)            -     1,438,966
Net loss for 1992                                                   -             -             -    (1,628,667)
                                                        ----------------------------------------------------------
Balance at December 31, 1992                                        -      (360,750)            -        29,031

                                 OXiGENE, Inc.
                         (A development stage company)
            Statements of Stockholders' Equity (Deficit) (continued)
                                    (Note 2)


                                                                                                                           Deficit
                                                                                                                         Accumulated
                                                              Common Stock,                                Additional    During the
                                                             $.01 Par Value      Common Stock Subscribed     Paid-In     Development
                                              Date         Shares      Amounts      Shares      Amount       Capital        Stage
                                         -------------------------------------------------------------------------------------------

Issuance of common stock at $1.95 per
   share, net of issuance costs of       January 1993 to
   approximately $136,500                February 1993      445,000     $4,450           -       $    -   $  726,800    $         -

Repayment of notes receivable            January 1993             -          -           -            -            -              -
Issuance of warrants and options as
   compensation to certain directors to
   purchase 180,000 and 10,000 shares
   of common stock, respectively, at
   $1.95 per share                       May 1993                 -          -           -            -      427,500              -
Issuance of common stock at $6.00 per
   share, net of issuance costs of
   approximately $1,836,000              September 1993   1,500,000     15,000           -            -    7,149,247              -
Issuance of common stock at $6.00 per
   share, net of issuance costs of
   approximately $82,000                 October 1993       105,000      1,050           -            -      547,050              -
Net loss for 1993                                                 -          -           -            -            -     (2,020,012)
                                                         ---------------------------------------------------------------------------
Balance at December 31, 1993                              4,978,100     49,781           -            -   12,033,365     (4,842,280)
Issuance of common stock at $1.95 per
   share                                 April 1994          80,000        800           -            -      155,200              -
Net loss for 1994                                                 -          -           -            -            -     (2,839,759)
Unrealized losses on securities
   available-for-sale                                             -          -           -            -            -              -
                                                         ---------------------------------------------------------------------------
Balance at December 31, 1994                              5,058,100     50,581           -            -   12,188,565     (7,682,039)
   Issuance of options as compensation
     to consultants to purchase 165,000
     shares  of common stock at $6.00
     per share                           June 1995                -          -           -            -       20,625              -
   Issuance of common stock at $6.00
     per share, net of issuance costs
     of approximately $524,000           July 1995        1,666,700     16,667           -            -    9,460,009              -
   Issuance of common stock at  $1.50
     per share (12,500) and $1.95 per    July 1995 to
     share (86,000)                      December 1995       98,500        985           -            -      185,465              -
   Subscriptions for 5,000 shares of
     common stock at $1.95 per share     December 1995            -          -       5,000           50        9,700              -
   Foreign currency translation
     adjustment for  1995                                         -          -           -            -            -              -
   Net loss for 1995                                              -          -           -            -            -     (3,717,835)
   Unrealized gain on securities
     available-for-sale                                           -          -           -            -            -              -
                                                         ---------------------------------------------------------------------------
Balance at December 31, 1995                              6,823,300    $68,233       5,000       $   50  $21,864,364   $(11,399,874)
                                                         ===========================================================================

                                                                                       Unrealized
                                                             Foreign        Stock       Losses on       Total
                                                            Currency    Subscription   Securities   Stockholders'
                                                           Translation    and Notes  Available For      Equity
                                              Date         Adjustment    Receivable       Sale        (Deficit)
                                         -------------------------------------------------------------------------

Issuance of common stock at $1.95 per
   share, net of issuance costs of       January 1993 to
   approximately $136,500                February 1993    $                $      -   $         -   $   731,250
                                                                    -
Repayment of notes receivable            January 1993               -       360,750             -       360,750
Issuance of warrants and options as
   compensation to certain directors to
   purchase 180,000 and 10,000 shares
   of common stock, respectively, at
   $1.95 per share                       May 1993                   -             -             -       427,500
Issuance of common stock at $6.00 per
   share, net of issuance costs of
   approximately $1,836,000              September 1993             -             -             -     7,164,247
Issuance of common stock at $6.00 per
   share, net of issuance costs of
   approximately $82,000                 October 1993               -             -             -       548,100
Net loss for 1993                                                   -             -             -    (2,020,012)
                                                        ----------------------------------------------------------
Balance at December 31, 1993                                        -             -             -     7,240,866
Issuance of common stock at $1.95 per
   share                                 April 1994                 -             -             -       156,000
Net loss for 1994                                                   -             -             -    (2,839,759)
Unrealized losses on securities
   available-for-sale                                               -             -       (77,125)      (77,125)
                                                        ----------------------------------------------------------
Balance at December 31, 1994                                        -             -       (77,125)    4,479,982
   Issuance of options as compensation
     to consultants to purchase 165,000
     shares  of common stock at $6.00
     per share                           June 1995                  -             -             -        20,625
   Issuance of common stock at $6.00
     per share, net of issuance costs
     of approximately $524,000           July 1995                  -             -             -     9,476,676
   Issuance of common stock at  $1.50
     per share (12,500) and $1.95 per    July 1995 to
     share (86,000)                      December 1995              -             -             -       186,450
   Subscriptions for 5,000 shares of
     common stock at $1.95 per share     December 1995              -             -             -         9,750
   Foreign currency translation
     adjustment for  1995                                      24,894             -             -        24,894
   Net loss for 1995                                                -             -             -    (3,717,835)
   Unrealized gain on securities
     available-for-sale                                             -             -        76,632        76,632
                                                        ----------------------------------------------------------
Balance at December 31, 1995                              $    24,894      $      -      $   (493)  $10,557,174
                                                        ==========================================================


See accompanying notes.

                                 OXiGENE, Inc.
                         (A development stage company)


                     Consolidated Statements of Cash Flows

                                                                                          Period from
                                                                                       February 22, 1988
                                                Year ended December 31                (inception) through
                                                                                          December 31
                                        1993             1994            1995                1995
                                     ----------------------------------------------------------------------
                                                                                              (Unaudited)
Operating activities
Net loss                              $  (2,020,012)  $  (2,839,759)  $ (3,717,835)           $(11,399,874)
Adjustments to reconcile net loss to
  net cash used in operating
  activities:
    Loss on  securities available-for-
     sale                                         -               -          9,460                    9,460
    Depreciation                              3,808           5,044         13,773                   24,069
    Compensation related to issuance
  of warrants, options  and stock
  appreciation rights                       427,500               -        243,720                  671,220
    Changes in operating assets and
     liabilities:
       Prepaid expenses and other
        current assets                         (294)       (252,628)       (14,740)               (267,662)
       Accounts payable and accrued
        expenses                            146,657         (19,001)        146,248                 437,217
                                     -----------------------------------------------------------------------
Net cash used in operating activities    (1,442,341)     (3,106,344)    (3,319,374)            (10,525,570)

Financing activities
Proceeds from investor                            -               -              -                  100,000
Repayment to investor                             -               -              -                (100,000)
Proceeds from issuance and
  subscription of common stock, net       8,804,347         156,000      9,672,876               21,484,522
                                     -----------------------------------------------------------------------
Net cash provided by financing
  activities                              8,804,347         156,000      9,672,876               21,484,522

Investing activities
Purchases of securities available-
  for-sale                                        -      (3,368,253)             -              (3,368,253)
Proceeds from sale of securities
  available-for-sale                                                     2,856,280                2,856,280
Deposits                                          -               -              -                  (9,600)
Purchase of furniture, fixtures and
  equipment                                  (9,713)         (4,345)       (26,922)                (60,520)
                                     -----------------------------------------------------------------------
Net cash (used in) provided by
  investing activities                       (9,713)     (3,372,598)     2,829,358                (582,093)

Effect of exchange rate on changes in
  cash                                            -               -         29,746                   29,746
                                     -----------------------------------------------------------------------

Net (decrease) increase in cash and
  cash equivalents                        7,352,293      (6,322,942)     9,212,606               10,406,605
Cash and cash equivalents at
  beginning of period                       164,648       7,516,941      1,193,999                        -
                                     -----------------------------------------------------------------------

                                                                                          Period from
                                                                                       February 22, 1988
                                                Year ended December 31                (inception) through
                                                                                          December 31
                                        1993             1994            1995                1995
                                     ----------------------------------------------------------------------
                                                                                              (Unaudited)
Cash and cash equivalents at
  end of period                        $  7,516,941   $   1,193,999   $ 10,406,605              $10,406,605
                                     =======================================================================
See accompanying notes.

                                 OXiGENE, Inc.
                         (A development stage company)

                   Notes to Consolidated Financial Statements

                               December 31, 1995



1. Description of Business and Significant Accounting Policies

Description of Business

OXiGENE, Inc. (the "Company") is a development stage pharmaceutical company. The Company was originally incorporated as Oxi-Gene, Inc. in the State of New York on February 22, 1988 and subsequently recapitalized and incorporated in the State of Delaware in December 1992.

The Company is in the research phase of its operations. Because operations to-date have consisted of research activities only, no substantial income has been generated to-date and the losses sustained result principally from outlays for research and administrative expenses. The Company will need to obtain additional funds from outside sources to fund operating expenses, pursue regulatory approvals and build production, sales and marketing capabilities, as necessary.

Principles of Consolidation

In December 1994, the Company established a wholly-owned subsidiary in Sweden, OXiGENE (Europe) AB to manage and control the Company's research and development work, and monitor European clinical trials. The accounts of the subsidiary have been consolidated from the time the subsidiary commenced operations in January 1995. All material intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

                                 OXiGENE, Inc.
                         (A development stage company)

             Notes to Consolidated Financial Statements (continued)



1. Description of Business and Significant Accounting Policies (continued)

Depreciation

Furniture, fixtures and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets which is principally seven years.

Cash and Cash Equivalents

The Company considers all highly liquid financial instruments with a maturity of three months or less when purchased to be cash equivalents.

Substantially all cash and cash equivalents are deposited in one financial institution at December 31, 1995. Substantially all cash and cash equivalents were deposited in another financial institution at December 31, 1994.

Foreign Currency Translation

Assets and liabilities of the subsidiary are translated at year-end rates and income and expenses are translated at average exchange rates prevailing during the year. Translation adjustments arising from differences in exchange rates from period to period are included in the accumulated foreign currency translation adjustments account in stockholders' equity.

Investments

The Company accounts for marketable securities in accordance with the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity.

                                 OXiGENE, Inc.
                         (A development stage company)

             Notes to Consolidated Financial Statements (continued)



1. Description of Business and Significant Accounting Policies (continued)

Investments (continued)

Debt securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses reported in a separate component of shareholders' equity.

The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization or premiums and accretion of discounts to maturity. Such amortization is included in interest income from investments. Realized gains and losses, and declines in value judged to be other-than-temporary are included in net securities gains (losses). The cost of securities sold is based on the specific identification method.

Patent and Patent Applications

The Company has filed applications for patents in connection with technologies being developed. The patent applications and any patents issued as a result of these applications are important to the protection of the Company's technologies that may result from its research and development efforts. The pharmaceutical industry is highly competitive and patents may be challenged from time to time. The Company intends to vigorously defend its issued patents and may therefore incur significant costs in the defense of the patents and related technologies. Costs associated with the patent and patent applications are expensed as incurred.

Income Taxes

The Company accounts for income taxes based upon the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109, the liability method is used for accounting for income taxes, and deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities.

                                 OXiGENE, Inc.
                         (A development stage company)

             Notes to Consolidated Financial Statements (continued)


1. Description of Business and Significant Accounting Policies (continued)

Share Information

All outstanding share amounts included in the accompanying financial statements have been adjusted to reflect the 10,000 for 1 stock split disclosed in Note 3.

Unaudited Information

Information pertaining to the period from February 22, 1988 (inception) through December 31, 1989 is unaudited.

Net Loss Per Share

Net loss per share is based upon net loss divided by weighted average number of shares of common stock outstanding during the respective periods, retroactively adjusted to reflect the stock split. The weighted average number of common shares outstanding has been computed in accordance with Staff Accounting Bulletin 83 ("SAB 83") of the Securities and Exchange Commission. SAB 83 requires that shares of common stock and warrants, issued within a one-year period prior to the initial filing of a registration statement relating to an initial public offering at amounts substantially below the public offering price, be considered outstanding for all periods presented in the Company's Registration Statement. During the one-year period preceding the effectiveness of the Company's registration statement in August 1993, the Company issued 1,290,000 shares of common stock at $1.95 per share and warrants to purchase 387,500 shares of common stock exercisable at $1.95 per share. Accordingly, for purposes of calculating loss per share amounts, such shares have been considered outstanding for all periods presented, and such warrants have been considered outstanding through June 30, 1993. For purposes of calculating net loss per share, the initial offering price was assumed to be $6 per share (see
Note 3). All other options and warrants were antidilutive and, accordingly, excluded from the calculation of weighted average shares.

                                 OXiGENE, Inc.
                         (A development stage company)

             Notes to Consolidated Financial Statements (continued)


1. Description of Business and Significant Accounting Policies (continued)

Stock-Based Compensation

In October 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 is effective for fiscal years beginning after December 31, 1995 and prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS 123 requires compensation expense to be recorded (i) using the new fair value method or (ii) using existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations with pro forma disclosure of what net income and earnings per share would have been had the Company adopted the new fair value method. The Company presently accounts for its stock based compensation plans in accordance with the provisions of APB 25 and has not determined if it intends to change to the fair value method prescribed in SFAS 123.

2. Investments

The following is a summary of securities available-for-sale:

                                                      Securities Available-for-Sale
                                         --------------------------------------------------------
                                                                 Gross           Estimated
                                                               Unrealized          Fair
                                                Cost             Losses            Value
                                         ------------------------------------------------------
   December 31, 1994
   U.S. Government securities:
        U.S Treasury Notes                   $ 1,342,644       $  31,546         $ 1,311,098
        Student Loan Marketing
          Association                          1,001,256          22,256             979,000
                                         ------------------------------------------------------
                                               2,343,900          53,802           2,290,098
                                         ------------------------------------------------------
   U.S. corporate debt securities:
      American Express Credit
        Corporation                              522,893          14,938             507,955
      Ford Motor Credit Company                  501,460           8,385             493,075
                                         ------------------------------------------------------
                                               1,024,353          23,323           1,001,030
                                         ------------------------------------------------------
                                             $ 3,368,253       $  77,125         $ 3,291,128
                                         ======================================================

                                 OXiGENE, Inc.
                         (A development stage company)

             Notes to Consolidated Financial Statements (continued)


2. Investments (continued)

   December 31, 1995
   U.S. corporate debt securities:
      American Express Credit
        Corporation                           $  502,513       $     493          $  502,020
                                         ------------------------------------------------------
                                               $ 502,513       $     493           $ 502,020
                                         ======================================================

The amortized cost and estimated fair value of debt securities at December 31, 1995, by contractual maturity are shown below.

                                                  Cost             Fair Value
                                           -------------------------------------
     Available-for-Sale
     Due in one year or less                  $     502,513       $     502,020
                                           =====================================

3. Stockholders' Equity

Options and Warrants

The following is a summary of the Company's stock option and warrant activity.

                                                                                          Stock
                                              Nonqualified       Stock Incentive       Appreciation           Stock
                                             Stock Options           Options              Rights             Warrants
                                          ---------------------------------------------------------------------------------

Balance at December 31, 1992                          12,500              240,000                   -             506,000
Granted during 1993                                  197,500              125,000              22,500           2,056,500
                                          ---------------------------------------------------------------------------------
Balance at December 31, 1993                         210,000              365,000              22,500           2,562,500
Granted during 1994                                        -                    -              52,500                   -
Exercised during 1994                                      -              (80,000)                  -                   -
Canceled during 1994                                       -             (160,000)                  -                   -
                                          ---------------------------------------------------------------------------------
Balance at December 31, 1994                         210,000              125,000              75,000           2,562,500
Granted during 1995                                  669,000                    -               2,000                   -
Exercised during 1995                                (12,500)                   -                   -             (86,000)
Canceled during 1995                                  (2,000)                   -                   -                   -
                                          ---------------------------------------------------------------------------------
Balance at December 31, 1995                         864,500              125,000              77,000           2,476,500
                                          =================================================================================

                                 OXiGENE, Inc.
                         (A development stage company)

             Notes to Consolidated Financial Statements (continued)



3. Stockholders' Equity (continued)

Nonqualified Stock Options

In August 1991, the Company's Board of Directors granted options to a former officer of the Company to purchase 12,500 shares of the Company's common stock at $1.50 per share exercisable at any time prior to August 7, 2001. During 1995, such options to purchase 12,500 shares of the Company's common stock were exercised.

In December 1993, under the Amended Plan, as defined below, the Company's Board of Directors granted options to certain directors of the Company and other individuals to purchase 197,500 shares of the Company's common stock at $7.25 per share. Such options vested at various dates over a period of one year from the date of grant and are exercisable at any time prior to December 13, 2003.

In November 1994, under the Amended Plan, the Company's Board of Directors granted options, subsequently approved by stockholders in May 1995, to certain director's of the Company and other individuals to purchase 252,000 shares of the Company's common stock at market value ($5.59 per share). Such options vest at various dates over a period of 28 months from the date of grant.

In 1995, under the Amended Plan, the Company's Board of Directors granted to certain directors of the Company and other individuals options to purchase 417,000 shares of the Company's common stock at exercise prices ranging from $5.375 per share to $7.00 per share. Options to purchase 252,000 shares were granted at exercise prices equal to the market value of the shares on date of grant. The remaining 165,000 shares are exercisable at $6.00 per share. Because the market price of the Company's shares amounted to $6.125 per share on the date these options were granted, the Company recorded a charge for financial reporting purposes of approximately $20,625.

                                 OXiGENE, Inc.
                         (A development stage company)

             Notes to Consolidated Financial Statements (continued)



3. Stockholders' Equity (continued)

Stock Incentive Options

During 1992, the Board of Directors implemented an Stock Incentive Option Plan (the "Plan"). The Plan provided for the grant of options to purchase up to 250,000 shares of common stock to any officer, director and employee of the Company upon the terms and conditions (including price, exercise date and number of shares) determined by the Board of Directors or a committee selected by the Board of Directors to administer the Plan.

In April 1992, under the Plan, the Company's Board of Directors granted stock options to an officer of the Company for the purchase of 240,000 shares of the Company's common stock at $1.95 per share. Such options vest at 80,000 per year for a three-year period. During 1994, vested options to purchase 80,000 shares of the Company's common stock were exercised. The remaining nonvested options to purchase 160,000 shares of the Company's common stock were cancelled upon the termination of the officer's services in 1994.

On May 15, 1993, under the Plan, the Board of Directors granted options as compensation to certain directors of the Company, to purchase 10,000 shares of common stock at $1.95 per share, exercisable at any time for a period of five years.

During May 1993, the Company amended and restated its Stock Incentive Plan (the "Amended Plan"). Under the Amended Plan, the Company has reserved for issuance an additional 416,900 shares of Common Stock. The Amended Plan provides for the issuance of stock appreciation rights.

Under the Amended Plan, the exercise price determined by the Board of Directors or committee must be at least 100% of the fair market value of the Company's common stock as of the date of the grant. Upon termination of employment, any granted option, vested or unvested, shall, to the extent not previously exercised, terminate except under certain conditions as outlined in the Amended Plan. The options granted under the Amended Plan are generally exercisable at specific dates over a ten-year period.

                                 OXiGENE, Inc.
                         (A development stage company)

             Notes to Consolidated Financial Statements (continued)



3. Stockholders' Equity (continued)

In December 1993, under the Amended Plan, the Company's Board of Directors granted stock options to a certain director of the Company to purchase 115,000 shares of common stock at $8.00 per share. Such options vested in equal installments on December 14, 1993 and 1994.

Stock Appreciation Rights

Under the Amended Plan, the Company's Board of Directors granted stock appreciation rights to 22,500 shares of common stock at an exercise price of $7.25 per share and stock appreciation rights to another 22,500 shares at an exercise price of $5.875 per share to an employee, certain consultants and clinical investigators on December 14, 1993 and April 4, 1994, respectively. Such stock appreciation rights vested in equal installments on December 14, 1994 and 1995.

In September 1994, under the Amended Plan, a member of the scientific advisory board received stock appreciation rights to 30,000 shares of common stock at $7.63 per share. Such stock appreciation rights vest in equal installments in September 1994, 1995 and 1996.

In July 1995, under the Amended Plan, a consultant received stock appreciation rights to 2,000 shares of common stock at $5.38 per share. Such stock appreciation rights vest in equal installments on July 13, 1995 and July 13, 1996.

On December 31, 1995, the market value per share of common stock ($10.25) exceeded the exercise price of the stock appreciation rights and, accordingly, the Company recorded a charge for financial reporting purposes of approximately $223,000.

Stock Warrants

In November 1991, and January and June 1992, the Board of Directors granted warrants to directors of the Company to purchase 50,000, 370,000 and 50,000 shares, respectively, of the Company's common stock at $1.95 per share exercisable at any time for a period of five years. In connection with the sale of stock during December 1992, the placement agents were granted warrants to purchase 36,000 shares of the Company's stock at $1.95

                                 OXiGENE, Inc.
                         (A development stage company)

             Notes to Consolidated Financial Statements (continued)



3. Stockholders' Equity (continued)

Stock Warrants (continued)

per share exercisable for a five-year period. During 1995, warrants to purchase 86,000 shares of the Company's common stock were exercised. In addition, as of December 31, 1995, $9,750 was subscribed to exercise warrants to purchase 5,000 shares of common stock. Such shares were issued in 1996.

From January 1, 1993 through February 26, 1993, the Company sold 445,000 shares of common stock to investors for approximately $868,000 ($1.95 per share). In connection with this issuance of stock, the placement agents were granted warrants for the purchase of 66,500 shares of the Company's common stock at $1.95 per share exercisable for a five-year period.

In January 1993, the Board of Directors granted warrants to the Company's scientific advisory board to purchase 45,000 shares of the Company's common stock at $1.95 per share exercisable at any time for a period of five years.

On May 15, 1993, the Board of Directors granted warrants as compensation to certain directors of the Company, to purchase 180,000 shares of common stock at $1.95 per share exercisable at any time for a period of five years. The Company has recorded a charge of $427,500 for financial reporting purposes, representing the estimated value of such options and warrants granted on May 15, 1993.

During 1993, the Company completed an initial public offering of 1,500,000 units at $6.00 per unit and an over-allotment issuance of 105,000 units at $6.00 per unit. Each unit consists of one share of the Company's common stock and one warrant. Each warrant is exercisable for one share of the Company's common stock at a price of $7 per share during the first year of exercisability. Thereafter, the exercise price shall increase each year by $2.00 ($11 at December 31, 1995). On January 26, 1996, the exercise price of these warrants were reduced to $10.35 per share and the number of shares purchasable upon exercise of each warrant was increased to 1.07 (warrants to purchase 1,717,350 shares at $10.35 per share). In connection with this offering, the Company sold to the Underwriters, for nominal consideration, 150,000 Warrants (the "Underwriters'

                                 OXiGENE, Inc.
                         (A development stage company)

             Notes to Consolidated Financial Statements (continued)



3. Stockholders' Equity (continued)

Warrants"). The Underwriters' Warrants are initially exercisable at a price of $9.90 per Unit for a period of four years, commencing August 26, 1994. The shares of common stock and warrants issuable upon the exercise of the Underwriters' Warrants are identical to those included in the Units offered in the initial public offering except that the Warrants contained in the Underwriters' Warrants are initially exercisable to purchase one share of Common Stock at $11.55.

On December 14, 1993, the Board of Directors granted warrants to certain individuals of the Company to purchase 10,000 shares of common stock at $7.25 per share. Such warrants vested immediately.

Private Placement

In July 1995, the Company completed a private placement of 1,666,700 common shares at $6.00 per share, resulting in net proceeds (after deducting issuance costs) of approximately $9.5 million.

Common Stock Reserved for Issuance

As of December 31, 1995, the Company has reserved approximately 3,845,000 shares of its common stock for issuance in connection with stock options and warrants.

Recapitalization

During December 1992, in connection with the recapitalization (see Note 1), the Company changed its authorized common stock from 1,000 shares at $1.00 par value to 5,000,000 shares at $.01 par value. In addition, the Company declared a 10,000 for 1 stock split on the then issued and outstanding common shares.

In April 1993, the Company changed its authorized common stock from 5,000,000 shares at $.01 par value to 10,000,000 shares at $.01 par value.

In May 1995, the Company changed its authorized common stock from 10,000,000 shares at $.01 par value to 15,000,000 shares at $.01 par value.

                                 OXiGENE, Inc.
                         (A development stage company)

             Notes to Consolidated Financial Statements (continued)



3. Stockholders' Equity (continued)

Merger

During February 1991, the Company issued 100,000 shares of its common stock to an officer/director and a director for all the outstanding common stock of Bio-Screen, Inc. The balance sheet and the cumulative results of operations of Bio-Screen, Inc. were not material to the Company and, consequently, the statements of operations of the Company have not been restated. The issuance of the 100,000 shares, which have been recorded at par value, has been reflected as of August 1988, the date of inception of Bio-Screen, Inc.
(see Note 5 "Commitments").

4. Income Taxes

Effective January 1, 1992, the Company changed its method of accounting for income taxes from the deferred method to the liability method required by Statement No. 109, "Accounting for Income Taxes" (see Note 1 "Significant Accounting Policies"). As permitted under the new rules, prior years' financial statements have not been restated. There was no cumulative effect on the Company's financial statements as a result of adopting Statement No. 109.

At December 31, 1995, the Company had net operating loss carryforwards of approximately $10,672,000 for U. S. and foreign income tax purposes, $8,838,000 expiring for U.S. purposes through 2010. For financial statement reporting purposes, a valuation allowance has been recognized to offset entirely the deferred tax assets related to the Company's net operating loss carryforwards and the temporary difference related to compensatory stock options and warrants.

Components of the Company's deferred tax asset at December 31, 1994 and 1995 are as follows:

                                                     1994             1995
                                             ---------------------------------

     Net operating loss carryforwards         $  2,880,000     $  3,957,000
     Compensatory stock options and warrants       171,000          268,000
                                             ---------------------------------
     Total deferred tax asset                    3,051,000        4,225,000
     Valuation allowance                        (3,051,000)      (4,225,000)
                                             ---------------------------------
     Net deferred tax asset                           $  -             $  -
                                             =================================

                                 OXiGENE, Inc.
                         (A development stage company)

             Notes to Consolidated Financial Statements (continued)


4. Income Taxes (continued)

The change in valuation allowance amounted to approximately $802,000 and $1,120,000, respectively, for the years ended December 31, 1993 and 1994.

Changes in stock ownership (see Note 3) may result in a limitation on the annual utilization of net operating loss carryforwards.

5. Commitments and Contingencies

The Company subleases its office space at its facilities in New York . During 1995, the Company entered into a new lease for office space in Lund, Sweden. Rent expense for years ended December 31, 1993, 1994 and 1995 was approximately $53,000, $58,000 and $50,000, respectively.

The minimum annual rent commitments for the above leases are as follows:

              1996                              $         55,400
              1997                                        14,400
              1998                                         1,200
                                          --------------------------
                                                $         71,000
                                          ==========================

In connection with the merger with Bio-Screen, Inc. (see Note 3), the Company obtained a license agreement to patent rights to a certain product. The agreement requires the Company to pay royalties, as defined, based on revenues received by the Company in respect to the specified product. The license expires in October 2011. The product has not yet been commercially developed.

From time to time the Company may be a party to litigation arising out of the normal course of its business. The Company is and will continue to vigorously defend the actions and claims against it. In the opinion of management, these claims are either without merit or, based in part on opinions from legal counsel, will not have a material adverse effect on the Company's financial position.

                                 OXiGENE, Inc.
                         (A development stage company)

             Notes to Consolidated Financial Statements (continued)


6. Related Party Transaction

In September 1991, the Company entered into an agreement with CATO Research, Ltd. ("CATO"), a North Carolina corporation, which is majority-owned by Dr. Cato, a member of the Company's Scientific Advisory Board, pursuant to which CATO performs preclinical and clinical planning, development and regulatory services in connection with the Company's efforts to obtain FDA approval for its technology. CATO is compensated by the Company on an hourly basis for services actually rendered. For the years ended December 31, 1993, 1994 and 1995, the Company incurred costs under this agreement totaling $468,083, $608,337 and $739,994, respectively.

7. Foreign Operations

Summary financial information for assets, liabilities at December 31, 1995 and expenses for the year ended December 31, 1995 for OXiGENE (Europe) AB are as follows:

                  Assets            $   240,000
                  Liabilities           178,000
                  Expenses            1,853,000

Foreign exchange gains for the year ended December 31, 1995 were not significant.

                                 OXiGENE, Inc.
                         (A development stage company)
                          Consolidated Balance Sheets
            (All amounts in thousands of dollars, except share data)
                                  (Unaudited)

                                                                                        June 30, 1996
                                                                                        -------------
Assets
Current assets:
    Cash and cash equivalents                                                      $            10,710
    Securities available-for-sale                                                                   --
    Prepaid expenses                                                                                80
    Interest receivable                                                                             77
    Other                                                                                           21
                                                                                   -------------------------
Total current assets                                                                            10,888
                                                                                   -------------------------

Furniture, fixtures and equipment at cost                                                           73
Accumulated depreciation                                                                           (31)
                                                                                   -------------------------
                                                                                                    42
                                                                                   -------------------------

Deposits                                                                                            10
                                                                                   -------------------------

Total assets                                                                       $            10,940
                                                                                   =========================
Liabilities and stockholders' equity:
Current liabilities:
    Accounts payable and accrued expenses:
       Due to Cato Research, Ltd.                                                  $                75
       Other payables                                                                              748
                                                                                   -------------------------
Total current liabilities                                                                          823
                                                                                   -------------------------
Stockholders' equity:
Common stock $0.01 par value:
       Authorized shares - 15,000,000 shares
       Issued and outstanding
       7,271,282 at June 30, 1996                                                                   72
    Additional paid-in capital                                                                  24,853
    Common stock subscribed                                                                         98
    Subscription receivable                                                                        (98)
    Deficit accumulated during the development stage                                           (14,811)
    Foreign currency translation adjustment                                                          3
                                                                                   -------------------------
Total stockholders' equity                                                                      10,117
                                                                                   -------------------------
Total liabilities and stockholders' equity                                         $            10,940
                                                                                   =========================

                            See accompanying notes.

                                 OXiGENE, Inc.
                         (A development stage company)
                     Consolidated Statements of Operations
             (All amounts in thousands of dollars, except share data)
                                  (Unaudited)



                                                                                                   Period from
                                                                                                February 22, 1988
                                                     Six Months Ended                              (inception)
                                          -----------------------------------------                  through
                                          June 30, 1995               June 30, 1996                June 30, 1996
                                          -------------               -------------             ------------------
Revenue
Research Income                           $           -               $           -                $          31
Interest income                                      82                         254                        1,001

Operating expenses:
Research and development:
     Cato Research, Ltd.                            282                         388                        2,853
     Other                                          991                       1,968                        6,572
                                     -----------------------    ------------------------      -----------------------
Total research and development                    1,273                       2,356                        9,425
General and administrative                          646                       1,309                        6,418
                                     -----------------------    ------------------------      -----------------------
Total operating expenses                          1,919                       3,665                       15,843
                                     -----------------------    ------------------------      -----------------------

Net loss                                  $      (1,837)              $      (3,411)               $     (14,811)
                                     =======================    ========================      =======================

Net loss per common share                 $       (0.36)              $        (.49)
                                     =======================    ========================

Weighted average number of common
shares outstanding                                5,058                       6,971
                                     =======================    ========================



                            See accompanying notes.

                                 OXiGENE, Inc.
                         (A development stage company)
                     Consolidated Statements of Cash Flows
                     (All amounts in thousands of dollars)
                                  (Unaudited)


                                                                                                                  Period from
                                                                                                               February 22, 1988
                                                                            Six Months Ended                      (inception)
                                                                 ------------------------------------               through
                                                                 June 30, 1995           June 30, 1996            June 30, 1996
                                                                 -------------           -------------         ------------------
Operating activities
Net loss                                                       $       (1,837)         $       (3,411)        $       (14,811)
Adjustment to reconcile net loss to net cash
    used in operating activities:
      Depreciation                                                          4                       6                      30
      Amortization of debt securities                                       9                      --                       9
      Compensation related to issuance of warrants
        options and stock appreciation rights                               --                  1,008                   1,679
      Changes in operating assets and liabilities:
        Prepaid expenses and other current assets                         138                      93                    (175)
        Accounts payable and accrued expenses                             (52)                    375                     813
                                                               -------------------     -------------------    -------------------

Net cash used in operating activities                                  (1,738)                 (1,929)                (12,455)
                                                               -------------------     -------------------    -------------------

Financing activities
Proceeds from issuance of common stock, net                                --                   1,710                  23,195
Other capital contributions                                                --                      53                      53
                                                               -------------------     -------------------    -------------------

Net cash provided by financing activities                                  --                   1,763                  23,248

Investing activities
Proceeds from sale of securities available-for-sale                       848                     502                   3,358
Purchase of securities available for sale                                  --                      --                  (3,368)
Deposits                                                                   --                      --                     (10)
Purchase of furniture, fixture and equipment`                             (18)                    (11)                    (71)
                                                               -------------------     -------------------    -------------------

Net cash used in investing activities                                     830                     491                     (91)

Effect of exchange rate on changes in cash                                 --                     (22)                      8
                                                               -------------------     -------------------    -------------------

Net increase (decrease) in cash and cash
 equivalents                                                             (908)                    303                  10,710
Cash and cash equivalents at beginning of period                        1,194                  10,407                      --
                                                               -------------------     -------------------    -------------------

Cash and cash equivalents at end of period                     $          286          $       10,710         $        10,710
                                                               ===================     ===================    ===================


                            See accompanying notes.

                                 OXiGENE, Inc.
                         (A development stage company)

                   Notes to Consolidated Financial Statements
                                 June 30, 1996



Note l. Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six-month period ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996. For further information, refer to the consolidated financial statements and footnotes thereto for the year ended December 31, 1995.

Cash and Cash Equivalents

The Company considers all highly liquid financial instruments with a maturity of three months or less when purchased to be cash equivalents.

Net Loss Per Share

Net loss per share is based upon the Company's aggregate net loss divided by the weighted average number of shares of common stock outstanding during the respective periods. All options and warrants were antidilutive and, accordingly, excluded from the calculation of weighted average shares.

Note 2. Principles of Consolidation

At the end of 1994, the Company established a wholly-owned operating subsidiary in Sweden, OXiGENE (Europe) AB. This subsidiary manages and controls the Company's research and development work, and monitors the European clinical trials. The consolidated financial statements include the accounts of the Company and OXiGENE (Europe) AB, effective January 1, 1995.

Intercompany balances and transactions have been eliminated.

                                 OXiGENE, Inc.
                         (A development stage company)

                   Notes to Consolidated Financial Statements
                                 June 30, 1996




Note 3. Stockholders' Equity

During the six months ended June 30, 1996, the company issued 447,982 shares of common stock upon exercise of previously granted options resulting in proceeds of approximately $1,710,000.

During the six months ended June 30, 1996, the Company recorded a charge for financial reporting purposes of approximately $1,008,000 because the market value of the Company's common stock ($25.50 at June 30, 1996) exceeded the exercise prices of stock appreciation rights issued by the Company. Because stock appreciation rights are satisfied, upon exercise, only by the distribution of shares of common stock of the Company, the charge was credited to additional paid-in capital. In addition, stock appreciation rights accrued as a liability as of December 31, 1995 amounting to approximately $223,000, which will not be paid in cash, was credited to additional paid-in capital during the six months ended June 30, 1996.

---------------------------

No dealer, salesman or any other person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus, and if given or made, such information or representations should not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the Shares, by anyone in any jurisdiction in which such offer to sell or solicitation is not authorized, or in which the person making such offer is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of the Prospectus nor any distribution of shares pursuant to this Prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference herein or in the affairs of the Company since the date of this Prospectus.

--------------------------


PAGE

AVAILABLE INFORMATION..............................................  2

INCORPORATION BY REFERENCE.........................................  2

PROSPECTUS SUMMARY.................................................  5

SUMMARY OF SELECTED FINANCIAL INFORMATION..........................  8

RISK FACTORS.......................................................  9

MARKET DATA........................................................ 15

USE OF PROCEEDS.................................................... 16

CAPITALIZATION..................................................... 18

DILUTION........................................................... 19

DIVIDEND POLICY.................................................... 19

SELECTED FINANCIAL INFORMATION..................................... 20

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
     AND RESULTS OF OPERATIONS..................................... 22

BUSINESS........................................................... 25

MANAGEMENT......................................................... 43

PRINCIPAL STOCKHOLDERS............................................. 51

400608.12

DESCRIPTION OF SECURITIES.........................................  52

UNDERWRITING......................................................  53

LEGAL MATTERS.....................................................  54

EXPERTS...........................................................  54

GLOSSARY OF SCIENTIFIC TERMS......................................  55

APPENDIX.......................................................... A-1



400608.12

                                                      PART II


Item 14.  Other Expenses of Issuance and Distribution.

        The fees and expenses payable by the Company in connection with the issuance and distribution of the Shares being registered are estimated as follows:

Amount
-------
SEC Filing Fee....................................................      $9,914
NASD Filing Fee...................................................       3,181
Nasdaq Listing Fee................................................      25,000
Stockholm Stock Exchange Listing Fee..............................      45,000
Legal Fees and Expenses*..........................................     225,000
Accounting Fees*..................................................      40,000
Printing and Translation Expenses*................................     100,000
Miscellaneous.....................................................       1,905

Total.............................................................    $450,000
                                                                       =======


-------------
* Indicates estimate


Item 15.  Indemnification of Directors and Officers.

        The Company is a Delaware corporation. Reference is made to Section 145 of the Delaware General Corporation Law (the "DGCL"), which provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner reasonably believed by such person to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted in respect of any claim, issue or matter without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify such officer or director against the expenses (including attorneys' fees) that such officer or director actually and reasonably incurred in connection therewith.

                                     II-1
400608.12

        Reference is also made to Section 102(b)(7) of the DGCL, which enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for monetary damages for breach of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

        Article IX, Section 3 of the Company's By-laws provides as follows:

        "SECTION 3. Indemnification. The Corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware, indemnify members of the Board and may, if authorized by the Board, indemnify its officers, employees and agents and any and all persons whom it shall have power to indemnify against any and all expenses, liabilities or other matters."

        ARTICLE NINTH of the Company's Restated Certificate of Incorporation provides as follows:

        "To the fullest extent permitted by the General Corporation Law of the State of Delaware, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification."

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        Following the 1996 Annual Meeting of Stockholders, the Company entered into indemnification agreements with each of its directors and executive officers.


                                     II-2
400608.12

Item 16.  Exhibits.

1        Form of Underwriting Agreement

5        Legal Opinion of Battle Fowler LLP

10.1* Form of Indemnification Agreement between the Company and its directors, executive officers and key employees

23.1     Consent of Ernst & Young LLP, New York, New York

23.2     Consent of Battle Fowler LLP (included in Exhibit 5)

23.3     Consent of Cooper & Dunham LLP

24.1*    Power of Attorney (included herein on the signature page)

99.1* U.S. Patent Number 5,204,241, issued April 20, 1994, registered to Ronald W. Pero, regarding glutathione-s-transferase Mu as a measure of drug resistance

99.2* U.S. Patent Number 5,340,565, issued August 23, 1994, registered to Ronald W. Pero, regarding tumor or cancer cell killing therapy and agents useful therefor

99.3* U.S. Patent Number 5,482,833, issued January 9, 1996, registered to Ronald W. Pero and Daniel G. Miller, regarding a test to determine the predisposition or susceptibility to DNA-associated diseases

99.4* International Application Published under the Patent Cooperation Treaty (PCT) Number WO96/14565, published May 17, 1996, registered to Ronald W. Pero, regarding a method of testing immune competency

*    Previously filed.


Item 17.  Undertakings.

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the Prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually

                                     II-3
400608.12
          or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

        Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3) To remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described above in Item 15, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

                                     II-4
400608.12

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                     II-5
400608.12

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on October 29, 1996.

                                 OXiGENE, INC.


                                  By:/s/ Bjorn Nordenvall
                                     -----------------------
                                      Bjorn Nordenvall
                                      President and Chief Executive Officer


        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                   Signature                                      Title                        Date
                   ---------                                      -----                        ----

/s/ Bjorn Nordenvall                              President, Chief Executive               October 29, 1996
-----------------------------------------------   Officer and Chairman of the
Bjorn Nordenvall                                  Board of Directors (Principal
                                                  Executive Officer)


/s/ Bo Haglund                                    Chief Financial Officer                  October 29, 1996
-----------------------------------------------   (Principal Financial Officer and
Bo Haglund                                        Principal Accounting Officer)


                       *                          Director                                 October 29, 1996
-----------------------------------------------
Michael Ionata

                       *                          Director                                 October 29, 1996
-----------------------------------------------
Marvin H. Caruthers

                       *                          Chief Medical Officer and                October 29, 1996
-----------------------------------------------   Director
Claus Moller

                       *                          Chief Scientific Officer and             October 29, 1996
-----------------------------------------------   Director
Ronald Pero



*By:  /s/ Bo Haglund
     ------------------
         as Attorney-in-fact

EXHIBIT INDEX


Exhibit
Number                Description

1                     Form of Underwriting Agreement

5                     Legal Opinion of Battle Fowler LLP

10.1* Form of Indemnification Agreement between the Company and its directors, executive officers and key employees

23.1                  Consent of Ernst & Young LLP, New York, New York

23.2                  Consent of Battle Fowler LLP (included in Exhibit 5)

23.3                  Consent of Cooper & Dunham LLP

24.1*                 Power of Attorney (included herein on the signature page)

99.1* U.S. Patent Number 5,204,241, issued April 20, 1994, registered to Ronald W. Pero, regarding glutathione-s-transferase Mu as a measure of drug resistance

                      U.S. Patent Number 5,340,565, issued August 23, 1994,
99.2* registered to Ronald W. Pero, regarding tumor or cancer cell killing therapy and agents useful therefor

99.3* U.S. Patent Number 5,482,833, issued January 9, 1996, registered to Ronald W. Pero and Daniel G. Miller, regarding a test to determine the predisposition or susceptibility to DNA-associated diseases

99.4* International Application Published under the Patent Cooperation Treaty (PCT) Number WO96/14565, published May 17, 1996, registered to Ronald W. Pero, regarding a method of testing immune competency


----------------
*       Previously filed.